UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 11, 2010 (January 5, 2010)

Link Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0588402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd. No. 9 Daxin Road, Zhifu District Yantai, Shandong Province, China 264000
(Address of principal executive offices)

Registrant’s telephone number, including area code:  +86(535)-685-7928

392 Acadia Drive S.E.
Calgary, Alberta, Canada T2J 0A8
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in Current Report on Form 8-K include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements herein which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to us and our management and our management’s interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.  Such forward-looking statements include statements regarding, among other things:

•	our ability to generate commercial viability and acceptance of our products;

•	our anticipated future sales and profitability;

•	our future financing plans;

•	our anticipated needs for working capital;

•	our growth strategies, including future product offerings;

•	the anticipated trends in our industry;

•	our ability to expand our marketing capability;

•	acquisitions of other companies or assets that we might undertake in the future;

•	our operations in China and the regulatory, economic and political conditions in China; and

•	competition existing today or that will likely arise in the future.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue our operations.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Current Report on Form 8-K generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained herein will in fact occur.

Potential purchasers of our common stock or other securities should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

EXPLANATORY NOTE

This Current Report on Form 8-K being filed in connection with a series of transactions consummated by the Registrant, and certain related events and actions taken by the Registrant.

This Current Report on Form 8-K includes the following items on Form 8-K:

Item1.01	Entry into a Material Definitive Agreement
Item2.01	Completion of Acquisition or Disposition of Assets
Item3.02	Unregistered Sales of Equity Securities
Item5.01	Changes in Control of Registrant
Item5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item5.06	Change in Shell Company Status
Item9.01	Financial Statements and Exhibits

Certain Definitional Conventions Used in this Current Report

In this Current Report on Form 8-K, unless the context requires or is otherwise specified, references to the “Registrant,” “Company,” “we,” “us,” “our” and similar expressions include the following entities, after given effective to the Share Exchange (as defined herein):

(i)           Link Resources, Inc., a Nevada corporation (most commonly referred to herein as the “Registrant” as the context requires), which is our publicly traded parent company;

(ii)          Chance High International Limited, a British Virgin Islands company and a wholly-owned subsidiary of the Registrant (“Chance High”);

(iii)         Yantai Shencaojishi Pharmaceuticals Co., Ltd., a Chinese wholly-owned foreign enterprise subsidiary of Chance High (“WFOE”); and

(iv)         Yantai Bohai Pharmaceuticals Group Co. Ltd., our principal operating subsidiary, which is a Chinese variable interest entity that the WOFE controls through certain contractual arrangements.

Item 1.01  Entry into a Material Definitive Agreement

1.           Share Exchange Agreement.  Reference is made to Item 2.01 of this Current Report for a description of a Share Exchange Agreement, entered into on January 5, 2010 (the “Share Exchange Agreement”), and related share exchange (the “Share Exchange”) by and between the Registrant, Chance High, and the shareholders of Chance High (the “Chance High Shareholders”).

As a result of the Share Exchange, Chance High has become a wholly-owned subsidiary of the Registrant and business of the Registrant is now the business of Chance High’s indirect, controlled subsidiary Bohai, a company organized in the People’s Republic of China (“China” or “PRC”).

2.           Securities Purchase Agreement.  Reference is made to Item 3.02 of this Current Report for a description of a Securities Purchase Agreement, dated January 5, 2010 (the “Securities Purchase Agreement”), by and among the Registrant, the investors signatory thereto (the “Investors”) and Euro Pacific Capital, Inc. (“Euro Pacific”), as representative of the Investors, relating to a private placement by the Registrant (the “Private Placement”) of 6,000,000 units consisting of convertible notes (the “Notes”) and common stock purchase warrants (the “Warrants”).

In addition to the other terms described in Item 3.02 of this Current Report, pursuant to the Securities Purchase Agreement, the Registrant has agreed that it shall:

(a)           within six (6) months of the closing of the Private Placement, appoint individuals constituting a majority of “independent” directors (as defined under the Nasdaq Marketplace rules) to the Registrant’s Board of Directors, with one such director being designated by Euro Pacific, and with at least two of such directors being fluent in English;

(b)           within six (6) months of the closing of the Private Placement, enter into a 24 month agreement with a new Chief Financial Officer of the Registrant who is reasonably satisfactory to Euro Pacific and who is proficient in: (i) U.S. generally accepted accounting principals; (ii) transactions similar to the ones contemplated by Securities Purchase Agreement; and (iii) U.S. public company listings and the related filing and compliance requirements; and

(c)           within three (3) months of the closing of the Private Placement, the Registrant shall enter into a 12 month agreement with an investor and public relations firm that is reasonably satisfactory to Euro Pacific.

3.           Registration Rights Agreement.  On January 5, 2010, the Registrant entered into a Registration Rights Agreement (the “Registration Rights Agreement”), by and among the Registrant and the Investors which sets forth the rights of the Investors to have the shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) underlying the Notes and Warrants issued in the Private Placement (and certain other securities, as described below) registered with the Securities and Exchange Commission (“SEC”) for public resale.

Pursuant to the Registration Rights Agreement, the Registrant agreed to file a registration statement on Form S-1 (“Registration Statement”) within 60 days after closing of the Private Placement and use its commercially reasonable best efforts to have the Registration Statement declared effective by the SEC within 160 days after Closing to register 100% of the Common Stock underlying: (i) the Notes (such shares, the “Conversion Shares”), (ii) the Warrants and the warrants issued to Euro Pacific and Chardan Capital Markets, LLC in connection with the Private Placement (such shares, the “Warrant Shares”), and (iii) any capital stock of the Registrant issued or issuable, with respect to the Conversion Shares, the Warrant Shares or the Warrants as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on exercises of the Warrants (collectively, the “Registrable Securities”).

The Registration Rights Agreement provides that if the Registrant fails to file, obtain and maintain effectiveness of Registration Statement due to Filing Failure or Maintenance Failure (each as defined in the Registration Rights Agreement), the Registrant shall pay to Investors, distributed pro rata, equal to one percent (1%) of the aggregated Purchase Price (the “Registration Delay Payments”), provided that in no event shall the aggregate amount of Registration Delay Payments exceed, in the aggregate, six percent (6%) of the aggregate Purchase Price paid by all Investors pursuant to the Securities Purchase Agreement.

4.           Securities Escrow Agreement.  On January 5, 2010, the Registrant entered into a Securities Escrow Agreement (the “Securities Escrow Agreement”) by and among the Registrant, Euro Pacific, as representative of the Investors, Glory Period Limited, a British Virgin Islands company (the “Principal Stockholder”), and Escrow, LLC, as escrow agent (the “Escrow Agent”).  Pursuant to the Securities Escrow Agreement, the Principal Stockholder has pledged and deposited a stock certificate representing 1 million shares of Common Stock (the “Escrow Shares”) into escrow in order to provide security to the Investors in the event of an occurrence of an Event of Default (as defined in the Notes) under the Notes.  Upon the earlier to occur of the full repayment of all amounts due to the Investors under the Notes or the conversion of fifty percent (50%) of the principal face value of Notes into shares of Common Stock, the Investors’ rights in and to the Escrow Shares shall terminate.

Following the consummation of the Share Exchange, the Principal Stockholder holds 55% of the issued and outstanding shares of Common Stock (not taking into consideration the shares of Common Stock underlying the Notes and Warrants issued in the Private Placement).  The Principal Stockholder is, through contractual arrangements described elsewhere in this Current Report, controlled by Hongwei Qu (“Qu”), the Executive Director and former principal shareholder of Bohai.  Effective January 5, 2010, Qu was appointed as the President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary of the Registrant.

5.           Closing Escrow Agreement.  Pursuant to a Closing Escrow Agreement (the “Closing Escrow Agreement”), dated December 10, 2009, by and among the Registrant, Euro Pacific, as representative of the Investors, and the Escrow Agent, the Registrant has placed a total of $240,000 of proceeds from the Private Placement (the “Holdback Amount”) with the Escrow Agent, constituting an amount sufficient to satisfy the payment to the Investors of one quarterly interest payment due on the aggregate principal amount of all Notes issued in the Private Placement.  If, subject to certain conditions and after applicable notice and cure periods, an Event of Default (as defined in the Notes) is declared by Euro Pacific with respect to a failure by the Registrant to make a quarterly interest payment to Investors, the Escrow Agent shall disburse such portion of the Holdback Amount to the Investors, and the Registrant shall deposit additional amount equal to the Holdback Amount with Escrow Agent to be retained.  At such time as seventy-five percent (75%) of the aggregate shares of Common Stock underlying the Notes have been issued upon conversion of the Notes, all remaining funds of the Holdback Amount shall promptly be disbursed to the Registrant.

Item 2.01  Completion of Acquisition or Disposition of Assets

Pursuant to the Share Exchange Agreement, the Registrant acquired Chance High and its indirect, controlled subsidiary Bohai, a Chinese company engaged the production, manufacturing and distribution in China of herbal medicines, including capsules and other products, based on traditional Chinese medicine.  The closing of the Share Exchange (the “Closing”) took place on January 5, 2010 (the “Closing Date”).  On the Closing Date, pursuant to the terms of the Share Exchange Agreement, the Registrant acquired all of the outstanding equity securities (the “Chance High Shares”) of Chance High from the Chance High Shareholders; and the Chance High Shareholders transferred and contributed all of their Chance High Shares to the Registrant.  In exchange, the Registrant issued to Chance High Shareholders an aggregate of 13,162,500 newly issued shares of Common Stock.  In addition, pursuant to the terms of the Share Exchange Agreement, Anthony Zaradic, the former President and Chief Executive Officer of the Registrant, cancelled a total of 1,500,000 shares of Common Stock.

Chance High owns 100% of the issued and outstanding capital stock of the WFOE.  On December 7, 2009, the WFOE entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Bohai and its three shareholders, including Qu, in which WOFE effectively assumed management of the business activities of Bohai and has the right to appoint all executives and senior management and the members of the board of directors (Chance High, WOFE and Bohai is referred to herein collectively as the “Group”).  The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement and Proxy Agreement, through which WFOE has the right to advise, consult, manage and operate Bohai for an annual fee in the amount of Bohai’s yearly net profits after tax.  Additionally, Bohai’s shareholders have pledged their rights, titles and equity interest in Bohai as security for WFOE to collect consulting and services fees provided to Bohai through an Equity Pledge Agreement.  In order to further reinforce WFOE’s rights to control and operate Bohai, Bohai’s shareholders have granted WFOE an exclusive right and option to acquire all of their equity interests in Bohai through an Option Agreement.  As all of the companies in the Group are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively.  The Registrant has consolidated Bohai’s operating results, assets and liabilities within its financial statements.

In addition, on December 7, 2009, Qu entered into a call option agreement (the “Call Option Agreement”) with Joshua Tan (“Tan”), the sole shareholder of the Principal Stockholder.  The Call Option Agreement became effective upon the closing of the Share Exchange.  Under the Call Option Agreement, Tan shall transfer up to 100% shares of the Principal Stockholder within the next 3 years to Qu for nominal consideration, which would give Qu indirect ownership of a significant percentage of the Common Stock.  The Call Option Agreement provides that Tan shall not dispose any of the shares of Principal Stockholder without the Qu’s prior written consent.

The foregoing descriptions of the series of the VIE Agreements and the transactions contemplated thereby are subject to the more detailed provisions set forth in the VIE Agreements, which are attached as exhibits to this Current Report and which are incorporated herein by reference.

Pursuant to the Exchange Agreement, Chance High became a wholly-owned subsidiary of the Registrant.  The sole director of Link approved the Share Exchange Agreement and the Share Exchange. The directors and shareholders of Chance High have also approved the Share Exchange Agreement and the Share Exchange.

As a further condition of the Share Exchange, the current officers and directors of the Registrant resigned and Qu was appointed as the new sole officer of the Registrant and also its sole director upon effectiveness of an information statement required by Rule 14f-1 promulgated under the Exchange Act of 1934 (the “Exchange Act”).

The foregoing descriptions of the Share Exchange Agreement and the transactions contemplated thereby are subject to the more detailed provisions set forth in the agreement, which is attached hereto as Exhibit 2.1 and which are incorporated herein by reference.  All references to the Share Exchange Agreement and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

FORM 10 INFORMATION

Information in response to this item 2.01 below is keyed to the item number of Form 10.

Part I

Item 1. Description of Business.

Overview

The Registrant was incorporated under the laws of the State of Nevada on January 9, 2008.  Its principal offices is in Calgary, Alberta, Canada.  The Registrant was a public “shell” company in the exploration stage since its formation and has not yet realized any revenues from its planned operations.  The Registrant entered into a Mineral Lease Agreement on April 1, 2008 for two mining claims in Pershing County, Nevada, in an area known as the Goldbanks East Prospect.  The Registrant terminated the lease on July 7, 2009.

Through the Share Exchange, the Registrant acquired Chance High and its principal operating subsidiary, Bohai.  A summary of the business of Bohai is described below.

General

Based in the city of Yantai, Shandong Province, China, Bohai is a profitable and growing company principally engaged in the production, manufacturing and distribution of herbal pharmaceuticals based on traditional Chinese medicine (“Traditional Chinese Medicine” or “TCM”) in the PRC.

Bohai’s medicines address rheumatoid arthritis, viral infections, gynecological diseases, cardio vascular issues and respiratory diseases.  Bohai obtained Drug Approval Numbers for 29 varieties of traditional Chinese herbal medicines in 2004 and it currently produces 10 varieties of approved traditional Chinese herbal medicines in seven delivery systems: tablets, granules, capsules, syrup, concentrated powder, tincture and medicinal wine.  Of these 10 products, 4 are prescription drugs and 6 are OTC products.  Committed to accelerated growth in revenues and earnings in the expanding TCM marketplace, Bohai is engaging in the Share Exchange in order to access new sources of financing to further leverage the execution of its strategy to drive revenue and profit.

Having generated in excess of $50.2 million in revenues and $8.0 million in net earnings for the fiscal year ended June 30, 2009, Bohai anticipates revenues to exceed $60 million, $80 million and $100 million in 2010, 2011 and 2012, respectively, with net income expected to rise to $8.4 million, $11.4 million and $14.8 million, respectively.  Bohai’s rapid growth is supported by the continuing expansion of the market for TCM in the PRC.  This market is forecasted to reach $24 billion by 2010 according to the Information Office of the State Council of the People’s Republic of China, “Status Quo of Drug Supervision.”

In a significant development, on December 1, 2009, two of Bohai’s lead products, Tongbi Capsules and Tablets and Lung Nourishing Cream, became eligible for reimbursement under China’s National Medical Insurance Program.  In fiscal year ended June 30, 2009, these two products accounted for more than 50% of Bohai’s revenues.

The Chinese government has awarded Bohai exclusive rights to manufacture Tongbi Capsules and Bohai shares manufacturing rights with one or more manufacturers for Shangtongning Tablets and Anti-flu Granules.  The protection periods for both Tongbi Capsules and Shangtongning Tablets expired in September 2009 and Bohai is seeking to extend the protection periods.

As of December 1, 2009, Bohai had approximately 546 employees, including 260 sales representatives, operating from 20 offices throughout China.  More than 50% of Bohai’s workforce is engaged in sales and distribution activities.  Bohai’s strategy is to leverage the “protected” status of a number of its pharmaceutical products that grant it exclusive or near-exclusive manufacturing and distribution rights in China to aggressively increase market penetration throughout the world’s most populous nation.  By utilizing its powerful distribution platform in addition to utilizing mass media and other marketing methods to build awareness of its brand, Bohai expects to significantly grow revenues and earnings.

Bohai is placing particular marketing focus on its Lung Nourishing Cream over the next several years.  The Lung Nourishing Cream is one of Bohai’s most popular products and contains what Bohai believes is a unique formulation for the treatment of asthma and other common respiratory ailments with an emphasis on the improvement of overall lung function and health.  While other manufacturers of TCM in China produce medicines that address lung and respiratory health, Bohai’s Lung Nourishing Cream has been recognized for its efficacy but is an unfamiliar brand to an estimated two-thirds of the population.  Bohai believes this represents an exceptional market opportunity.

Bohai’s business strategy will seek to capitalize on new government programs established in early 2009 to extend health insurance coverage to previously uncovered Chinese citizens.  The PRC government’s new health care policies are also designed to encourage the use of TCM and its approach to wellness and treatment of disease.  As a result, the government continues to expand the number of TCMs eligible for reimbursement under national medical insurance programs.  This has resulted in medical professionals working in the state-run medical facilities to increasingly prescribe and recommend TCM products of the type Bohai manufactures and markets.  The state-run facilities provide the majority of medical care in China.  Two of Bohai’s lead products, Lung Nourishing Cream and Tongbi Capsules and Tablets are authorized to be eligible for insurance coverage, with others expected to follow.  Currently public health officials in China are developing general consumer awareness of increasing problems and concerns with respiratory and lung health caused by pervasive national air pollution.  This nationwide epidemic is an unfortunate by-product of the robust development of China’s expansive manufacturing and industrial activities.  Increased air pollution is a cause and contributory factor to a range of acute respiratory illnesses including chronic conditions such as asthma.  As a result, Bohai intends to significantly increase its advertising of its Lung Nourishing Cream forecasting increased sales in fiscal year 2010 by $5.9 million to a total of $17.6 million resulting in Bohai’s first medicine exceeding RMB 100 million in sales.

Organization and Consolidated Subsidiaries

Bohai’s organizational structure was carefully developed to abide by the laws of the PRC and maintain tax benefits as well as internal organizational efficiencies.  Bohai’s post Share Exchange organization structure is summarized below:

Overview of Traditional Chinese Medicine

In China, Traditional Chinese Medicine is not an alternative form of therapy but is used in the state-run hospitals alongside modern medicine.  For its practitioners and advocates, TCM is a complete medical system that is used to treat disease in all its forms.  TCM is also believed to promote long term wellness and vigor. Many modern-day drugs have been developed from herbal sources.  These include drugs designed to treat asthma and hay fever such as ephedrine; hepatitis remedies from fruits and licorice roots and a number of anticancer agents from trees and shrubs.

For the Chinese, however, health is more than just the absence of disease.  Chinese herbal medicine is not only intended to cure but to enhance the capacity for enjoyment, fulfillment and happiness.  Accordingly, there are herbal drugs that are used to invigorate, nourish blood, calm tension and regulate menstruation.

The roots of TCM date back thousands of years and include a number of therapeutic approaches.  These include herbal medications, acupuncture, dietary manipulation, massage and others.  Very early works of Chinese medical literature date back as much as 2,500 years while other classics appeared approximately 2,000 years ago during the Han Dynasty. Medicine in China continued to develop throughout the Middle Ages when emperors commissioned the creation of various scholarly works that compiled and documented hundreds of medicines derived from herbs, animal sources and minerals.  In addition, these works described their therapeutic uses.  In the 1950s, TCM was further modernized and reformed by the PRC government.

The emphasis on wellness and the avoidance of disease is considered by some to be a key distinction between TCM and western medical practice which has been seen as more heavily oriented toward the treatment of disease and less toward prevention.  While TCM has remained a substantial part of medical treatment in China and throughout East Asia, recent decades have seen increasing acceptance throughout the United States, Europe and elsewhere.  This growth is, in part, driven by increasingly educated and empowered consumers of medical care who seek organic, natural and alternative approaches to western medical treatments and prescription drugs.  Doctors are also accelerating the process of acceptance.  In the face of mounting clinical research data demonstrating the effectiveness and safety of TCM and herbal treatments, medical doctors trained in the western tradition in Europe, the United States and elsewhere are integrating TCM and alternative treatments in their everyday practice.  Additionally, a growing number of physicians specifically trained in TCM, acupuncture and other modalities are opening offices in communities in the U.S. and around the world.

Growth of TCM Sales in China.  The sales of TCM in China reflect the central and still growing role these therapies play in medical care in that nation.  According to Helmut Kaiser Consultancy, in 2005, total sales revenue for Chinese herbal medicine manufactured in China was $13.6 billion which accounted for 25.8% of all medicine manufactured in China.  This segment had total profit of $1.76 billion which accounted for 29% of the total profit of the Chinese drug industry.  In 2006, there were approximately 1,400 Chinese herbal medicine manufacturers with an annual growth rate of 15%, much higher than the comparable period GDP growth.  According to Helmut Kaiser Consultancy, as a result of the increasing wealth of China and an aging population, it is estimated that by 2010 China will be the fifth largest market for herbal medicines in the world exceeding more than $24 billion in sales.

China currently has more than 10,000 distributors supplying drugs and medical devices to hospitals and pharmacies.  At present, most Chinese seeking medical care go directly to the hospitals where more than 80% of the medicines used throughout China are prescribed.  Only recently have chain drug stores begun to appear allowing drugs to be obtained in many areas without a visit to a hospital.

Products

Overview

Bohai obtained Drug Approval Numbers for 29 varieties of traditional Chinese herbal medicines in 2004 and it currently produces 10 TCM pharmaceutical products, all derived from herbal and organic sources.  These include both prescription and non-prescription over-the-counter (OTC) medicines.   The first five-year valid terms of such Drug Approval Numbers have expired.  Bohai submitted the applications for re-registration on June 29, 2007 which were accepted by SFDA.  Bohai has been advised that the approval processes for these drugs, as well as drugs submitted by other drug manufacturers in Shandong Province, have not been started by the Shandong Branch of SFDA yet due to the new requirements provided by the Circular regarding the Better Conduction for the Examination and Approval of Drug Re-Registration which is issued by SFDA on July 31st, 2009. During the renewal period, Bohai is permitted to continue manufacturing these drugs as if the renewals had been approved.

The following is a list of approved pharmaceutical products that Bohai is producing with their intended uses:

Lung Nourishing Cream.  Lung Nourishing Cream is designed to moisten the lung and relieve coughs and can be used to treat weak lung and chest tightness, poor chronic cough, shortness of spontaneous breath and chronic bronchitis.  The sales for this medicine were approximately $12,792,000 during the ten-month period ending October 31, 2009.

Tongbi Capsules.  This product is designed to promote blood circulation and relieve swelling and pain, and can be used to treat cold resistance, liver and kidney deficiency, arthralgia syndrome and rheumatoid arthritis.  The sales for this medicine were approximately $10,753,000 during the ten-month period up to the ten-month period ending October 31, 2009.

Tongbi Tablets.  Tongbi Tablets are designed to regulate and fortify the blood promote blood circulation and relieve swelling pain and can be used to treat alpine resistance, liver and kidney deficiency, including rheumatoid arthritis, and rheumatoid arthritis.  The sales for this medicine were approximately $7,990,000 during the ten-month period ending October 31, 2009.

Shangtongning Tablets.  This product is designed to alleviate pain and can be used to treat bruises.  The sales for this medicine were approximately $7,458,000 during the ten-month period ending October 31, 2009.

Zhuangyuan shenhailong Medicinal Wine.  This liquid product is designed to promote kidney function and can be used to treat the weakness waist and knee fatigue, insomnia and forgetfulness.  The sales for this medicine were approximately $2,706,000 during the ten-month period ending October 31, 2009.

Danqi Tablet.  This product is designed to improve blood circulation and can be used to treat blood stasis, cardio-thoracic pain, dizziness and headache, and menstrual pain. The sales for this medicine were approximately $2,239,000 during the ten-month period ending October 31, 2009.

Fukangning Tablet.  This product is designed to improve blood circulation and can be used to treat blood stasis, cardio-thoracic pain, dizziness, headache and menstrual pain.  The sales for this medicine were approximately $2,089,000 during the ten-month period ending October 31, 2009.

Bazhen Yimu Cream.  This product is designed for menstruation conditioning and can be used to treat dizziness, palpitation, fatigue, weakness and other menstrual symptoms and can also be used to crease menstrual flow. The sales for this medicine were approximately $1,889,000 during the ten-month period ending October 31, 2009.

Huoxue Shujin Ting.  This product is designed to promote blood circulation and relieve blood congestion, and can be used to treat pain in the waist and leg, numbness in the feet and hands and arthritis.  The sales for this medicine were approximately $1,144,000 during the ten-month period ending October 31, 2009.

Anti-flu Granules.  This product is designed to detoxify the body, and can be used to treat cold caused by exogenous wind-heat with symptoms such as fever, headache, stuffy nose, sneezing, pharyngodynia, generalized weakness and soreness. The sales for this medicine were approximately $867,000 during the ten-month period ending October 31, 2009.

In addition to the 10 medicines currently in production, Bohai holds the rights to produce 19 other herb-based pharmaceutical formulations.  Bohai anticipates it will commence the manufacturing and distribution for these additional products as business conditions develop.

Product Types

Bohai has five production lines for the manufacturing of medicines in five forms, including tablets, granules, capsules, syrup, and medicinal wine.  In year 2009, Bohai produced:

•	1.35 billion tablets and capsules;

•	30 million bags granules (370 million granules);

•	15 million bottles/units of concentrated decoctions;

•	10 million bottles/units of syrup;

•	1 million bottles/units of tinctures; and

•	1 million bottles/units medical wine

Three of Bohai’s pharmaceutical products have been granted “protected” status by the PRC government, a marketplace classification used by the government to regulate both production and distribution of traditional and herbal medicines.  These “protected” medicines are not patented in the traditional commercial sense but are essentially proprietary.  The protection refers, in part, to standardizations of formulae which require that medicines of the same name have the same type and proportion of ingredients.  The “protected” designation grants Bohai exclusive manufacturing and distribution rights within China over certain protected products or with up to six manufacturers in other cases.

Bohai has the exclusive rights to manufacture Tongbi Capsules and shares manufacturing rights with one or more manufacturers for Shangtongning Tablets and Anti-flu Granules. The exclusive rights usually have a term of seven years and can be extended for another seven year period after the initial seven year period elapses.  The protection periods for both Tongbi Capsules and Shangtongning Tablets expired in September 2009 and we have filed an application for extending the protection period on March 12, 2009 for Tongbi Capsules and are in the process of applying for extending the protection period for Shangtongning Tablets.

For 2010, Bohai expects to increase marketing and advertising of its Tongbi Capsules and Tablets which are formulated to treat various forms of arthritis.  Sales of Bohai’s Tongbi medicines are expected to grow to $11.7 million in 2010, compared with $9 million in 2009.  In addition to the Tongbi medicines and the Lung Nourishing Cream, other substantial contributors to Bohai’s revenues include its Shangtongning Tablets which are expected to reach $7.3 million in sales in 2010, up from $6.8 million in 2009.  Sales of Bohai’s OTC product Bazhen Yimu Cream, used to strengthen the immune system, the enhancement of physical strength and conditioning, are also projected to reach $7.3 million in 2010, an increase of approximately $700,000 from the previous year.

Bohai prices its medicines well under government-mandated caps and at a premium to most competitors because the purity, potency and effectiveness of its ingredients are superior to similar products from other companies.  In other words, patients can use less of a Bohai pharmaceutical product to achieve the same effectiveness.

Overview of the Chinese Market

The People’s Republic of China is undergoing the world’s most important and powerful economic transformation.  This transformation includes the confluence of its ancient culture with modern trends in business, technology and finance.  As a result, Chinese operating companies are capitalizing on unmatched growth opportunities in this evolving and growing marketplace.  Although average income is approximately one-tenth that of developed western nations, business growth and market reform-driven policies have given the country’s 1.3 billion citizens more purchasing power than ever.

Total consumer spending in China reached $1.7 trillion in 2007, according to the most recent figures available, compared with $12 trillion in the U.S.  In new research on Chinese consumers, management consulting firm McKinsey classifies two million households out of a population of 1.3 billion as “wealthy,” based on fairly modest annual earnings of more than $30,000.  An enormous middle class is rising, however, numbering some 70 million urban households, but these still earn $5,000-$10,000 a year.

China’s GDP grew 8.9% in the third quarter of 2009, after rising 7.1% in the second quarter and 6.1% in the first quarter.  Following these GDP results, HSBC China economist Qu Hongbin raised his estimates and predicted that the Chinese economy will grow 8.1% this year and 9.5% in 2010.  Previously Qu Hongbin estimated 7.8% growth in 2009 and 8.1% in 2010.  His bullish upgrade for next year suggests the Chinese recovery will be far broader and deeper than most observers had expected evidence that growth will be sustained not just by the government’s $586 billion fiscal stimulus package but by strong growth in consumer demand. Officially, the Chinese government is still forecasting 8% growth for 2009, down from last year’s 10.6%,

China’s National Bureau of Statistics, based on a random survey of 65,000 urban households in China, found that the average (annual) disposable income of urban residents in the first half of 2009 was U.S.$1,300, an increase of 9.8% compared to the same period last year. When price factors are deducted, this is equivalent to a real increase of 11.2%.  The average consumption expenditure amount of urban residents in the first half of 2009 was U.S.$876, an increase of 8.9% compared to the same period last year. When price factors are deducted, this is equal to a real increase of 10.3%.

TCM Industry Drivers

Bohai believes that demographic, governmental and related factors in the China will be favorable to growth and expansion of its business.

Growing Prosperity of the Chinese People.  The increased spending power of China’s population continues to be reflected in the increased consumption of health products and medical services between 2007 and 2010.  According to Euromonitor data, spending by Chinese people on these goods and services will increase from $100 billion in 2007 to $145 billion in 2010.

Population and Aging

•	The total population of China was 1.32 billion at the end of 2007, according to official government estimates.

•	Due to improved healthcare, the elderly population of China is growing.

•	The health/medical costs associated with care for elderly in China are approximately five (5x) times that of younger people.

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China had 170 million elderly people in 2007 but will have an expected 230 million elderly by 2015 according to “Consumer Lifestyles in China: Consumer Trends, China’s Grey Population,” by Euromonitor, 2009.

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The proportion of the China’s population aged 65 and over will rise from just 10% of the overall population in 1995 to 22% by 2030, according to the World Bank.  The process of aging in China is occurring much more rapidly than in western countries such as Germany.

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From 1995 to 2030 it is estimated that the ratio of working-age people to pensioners will decrease from 9.7:1 to 4.2:1.  China’s national estimates vary slightly from World Bank figures, but still show in increase in the proportion of the population over 65 years from 7% in 2000 to 9.4% in 2007, according to China Country Profile 2009, The Economist Intelligence Unit Ltd.

Government Policies in Health Care and TCM.  In April of 2009 the PRC government implemented a new national medical and health plan.  Among other features, this new plan extended national medical insurance coverage to China’s rural areas, where the bulk of the population resides.  This expanded coverage will eventually encompass virtually all of China’s 1.3 billion citizens, greatly expanding the market for TCM pharmaceuticals, as well as other health care products and services.   This has led to massive potential for increased sales growth for Bohai and other providers of TCM pharmaceutical products.

According to Espicom Business Intelligence, in the next three years, the PRC government’s health care investment will rise to $125 billion, compared with $96 billion for 2008.  Direct health care subsidies of urban and rural residents will amount to $57 billion.  China’s health care investment is expected to witness a growth of 19.7% and the overall growth rate will reach more than 25%.

Government Support of Traditional Chinese Medicine.  Among its public health initiatives, the Chinese government officially supports use of TCM to enhance wellness and to treat chronic and acute diseases. The government has also commenced a program to evaluate TCM and herbal-based pharmaceuticals for coverage and reimbursement under national medical insurance.  In 2002, TCM was declared a “national strategic industry” in the government’s “Development Outline of Traditional Chinese Medicine Modernization (2002 – 2010).”

Decreased Competition.  Prior to 2009, there were approximately 6,000 Chinese pharmaceutical manufacturers.  That number is being significantly reduced through both marketplace attrition and direct government involvement, decreasing competition and increasing potential sales opportunities for the surviving companies.  Other companies are expected to fail through lack of innovative and aggressive management.  As an example, approximately one third of Chinese pharmaceutical companies do not have their own sales organization and distribution network.

Growth Strategy

Bohai’s strategic initiatives for the next three years are designed to aggressively capitalize on the health and wellness needs of increasingly wealthy and empowered consumer class in China.  In particular, Bohai is seeking to capitalize on the government policies that extended medical insurance in 2009 to hundreds of millions of Chinese citizens living in rural areas, representing a vast untapped market of potential consumers who previously lacked access to national medical insurance.  As part of its reforms to expand and improve public health and medical care, the PRC government is promoting the use of herbal-based TCM and expanding insurance coverage to 100% of an increasing number of medicines.

Bohai’s strategic initiatives include the following:

Grow Hospital Presence.  Bohai has targeted 600 hospitals in 100 locations throughout China for direct marketing of Bohai products.  As part of this initiative, Bohai’s sales team will expand its marketing activities to educate hospital personnel about the Bohai product lines and train hospital employees in the preventative and curative qualities of these products.  The initial focus will capitalize on the best known and most popular Bohai products such as Tongbi capsules and Shangtongning tablets, using these as door-openers for our other medicines.

The average cost to “open” each hospital to the Bohai products is $1,500 with the following provinces targeted:

Cities	Number of Hospitals
Zhejiang	100
Jiangsu	80
Anhui	150
Shandong	200
Sichuan	20
Hubei	100

Build Awareness of the Lung Nourishing Cream.  Bohai plans to allocate a significant portion of the proceeds from the Private Placement for brand-building.  It will primarily target consumers through television and print advertising to expand awareness of the uses and effectiveness of its Lung Nourishing Cream.  The advertising will incorporate messaging targeting smokers and workers with occupational diseases as well as city dwellers exposed to smog.  It is expected that the consumer television advertising program will initially be focused in the following areas:

TV Station Location	Amount
Shandong	$700,000
Anhui	$575,000
Hubei	$425,000
Sichuan	$425,000
Chongqing	$425,000
Shanxi	$300,000
Jiangsu	$300,000
Liaoning	$300,000

Expand to Rural Areas.  Bohai expects to execute a comprehensive marketing campaign targeting 100 rural counties as a result of the national government’s emphasis on expansion of healthcare and health insurance into the country’s rural areas.  Bohai plans on starting its rural marketing in Shandong, Anhui, Liaoning and Hubei.  The Bohai sales team will market its products to pharmacies, hospitals, physicians, herbal medicine experts, media outlets and other opinion leaders in these rural areas.  The main purpose is to be listed in the New Rural Cooperative Medical Directory which is farmer-friendly and assists these rural dwellers with reimbursement of medical expenses.

Generally, the cost of this professional relationship-building with each rural county is $3,000 with a listing fee in the New Rural Cooperative Medical Directory costing in excess of $1,000,000.  Bohai expects to hire 80 sales people for this effort and to equip each with a minivan to enable in-person contacts.  Each employee will be responsible for 5 counties.  All of these sales and marketing initiatives will involve both OTC and prescribed products.

Build Product Line and Product Awareness.  Brand awareness marketing will include the promotion and introduction to new markets of the current popular Bohai products such as Tongbi Tablets, Lung Nourishing Cream and Champion Sea Dragon Wine Medicine.  As part of its increase in sales and marketing staff, Bohai plans to have special trainers and presenters who can conduct promotional events and seminars to increase awareness of Bohai products.

Competitive Advantages

Bohai believes there are several key factors that will continue to differentiate Bohai from its competition in the PRC:

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“Protected” Status of Bohai Products.  Three of Bohai’s 10 products enjoy protected status by the PRC government. This status regulates competition, granting Bohai exclusive or near-exclusive rights to manufacture and sell the protected products.

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Insurance Coverage for Lead Bohai Products.  Two of Bohai’s lead products, Lung Nourishing Cream and Tongbi Capsules and Tablets, are listed in the Catalogue Eligible for Medicine Reimbursement as of December 1, 2009.  This means that these medicines are eligible for reimbursement under the national health insurance.

•	Relatively low research and development (including acquisition) costs of TCM, compared with western pharmaceutical companies.

•	Highly trained sales force of about 260 people as of November 2009.

Raw Materials and Suppliers

The principal raw materials used for the production of our distributed products are honey, laiyang pear paste, Sichuan fritillaria, pangolin, and Chinese angelica.  Raw materials, as well as packaging materials, are sourced from various independent suppliers in the PRC.  We have no long term agreements with our suppliers, and purchase raw materials on a purchase order basis.  We try to maintain relationships with at least two vendors for each major raw material in order to ensure a reliable supply of raw materials at reasonable prices.  We believe there is ample supply in the market for the foreseeable future of the ingredients for our products.  Our principal suppliers include Anhui Dechang Pharmaceutical Tablet Co., Ltd, Shandong Yantai Medical Materials Purchasing and Supply Station, Zibo Taibao Forgery-proof Product Co., Ltd., and Zhejiang Yuhuan Kangning Medicine Packaging CO., Ltd.  In fiscal 2009, one supplier accounted for over 10% of our purchases of raw materials.  Approximately 30% of the raw material is purchased from Anhui Dechang Pharmaceutical Tablet Co., Ltd, Shandong Yantai Medical Materials Purchasing and Supply Station and Shandong Cangli Medicine Co., Ltd.

Research and Development

We currently have limited resources to devote to and limited capabilities to conduct the development of new products.  We have only one full-time employee who is engaged in research and development, so we mainly dependent on a third-party, Yantai Tianzheng Medicine Research and Development Co., Ltd., to perform research and development for us.  We currently have two products, namely Forsythia Capsule and Fern Injection, under research and development in association with Yantai Tianzheng Medicine Research and Development Co., Ltd.

However, Bohai, like other TCM manufacturers, enjoys relatively low research and development expenses as most TCM medicines are based on standardized formula.  Research and development expenses are generally estimated at 5% of revenue for TCM manufacturers.  The research and development process includes toxicological tests, pharmalogical and qualitative research, preparation for production and other miscellaneous costs.  We intend to introduce one new product by 2014 which is currently identified as a Shujin Pain Relief soft capsule.  The total cost to develop this product is not expected to exceed $150,000.  We may also seek to acquire new products through acquisitions of other TCM companies in the future.

Manufacturing

Although TCM is thousands of years old, Bohai believes that its product manufacturing and procedures are the most modern and up-to-date available.  Bohai employs rigorous standards for product quality control and safety.  Bohai’s manufacturing is conducted in the city of Yantai in the Shandong province in a state-of-the-art 18,000 square-meter facility that meets or exceeds the latest Good Manufacturing and Quality Management Practice standards (referred to in China as “GMP”).

GMP standards are the government’s benchmark for pharmaceutical manufacturers in China and must be met for the manufacturer to be eligible to market domestically or enter world markets.  On March 31, 2009, Bohai completed a GMP review which included examination of 225 items including development technology, production, quality assurance, quality control, material handling and engineering.  As a result of the success of that review, Bohai has been re-certified for a new five-year period.

Through stringent application of GMP standards, the PRC government has reduced the number of marginal medicine manufacturers by one-third, from 6,000 to 4,000.  It is expected that TCM and pharmaceutical companies such as Bohai that have received full GMP approval by the government will enjoy the competitive benefits of their strict adherence to quality control, safety, health and manufacturing standards.

Bohai’s advanced and mechanized facilities utilize controlled, clean-room procedures with sophisticated water filtration and materials processing systems.  In its annual operations, Bohai processes 800 tons of herbal plants to extract, isolate and purify the compounds used in its medicines and health supplements.  The manufacturing staff consists of 159 production employees and 30 quality control inspectors as of October 2009.

Marketing, Sales and Distribution

Bohai’s products are sold either by prescription through hospitals or Over The Counter (OTC) through local pharmacies and retail drug store chains. Sales and distribution are managed and executed by about 260 sales representatives located in 20 offices throughout China as of November 2009.  These employees are trained in all details of each product and are encouraged to develop strong ties with physicians, hospitals and pharmacies in their local areas. Smaller competitors cannot match the size and expertise of Bohai’s distribution network.

Bohai’s distribution and marketing initiatives for the next several years will be focused on achieving the following goals:

Expand hospital presence.  Bohai intends to further develop business in 600 hospitals in provinces it already serves including Shandong, Zhejiang, Jiangsu, Anhui, Sichuan and Hubei.  Bohai projects hospital sales to increase more than $8 million in 2010 over 2009 levels to $30 million.  The additional revenue will come from the newly developed hospitals in those provinces.

Expand distribution to the rural market.  The Chinese government’s expansion this year of national medical insurance coverage to the rural population provides Bohai with new and largely untapped markets.  Bohai is working to get some of its products, namely Lung Nourishing Cream, Tongbi Capsules, Tongbi Tablets and Bazhen Yimu Cream listed in government’s New National Medical Insurance Catalogue in Shandong and Anhui Province, and expects it will gain a competitive advantage in these newly accessible rural markets.

Throughout 2010 Bohai plans to develop relationships with 100 new county-level hospitals in rural areas of Shandong, Anhui, Liaoning and Hubei to establish its primary marketing and distribution network in these rural areas. Through these activities Bohai projects sales in these regions to increase $2.9 million in 2009 over the previous year to reach a total of $7.3 million.

Expand prescription medicine sales organization.  A key element of Bohai’s growth strategy is increased outreach to physicians.  These outreach programs will focus on the five current Bohai pharmaceutical products that are available by prescription only and will typically take place at state-run hospitals where virtually all Chinese citizens obtain their medical care.  Bohai’s educational training programs will be designed to inform doctors of the range of Bohai’s pharmaceutical products including diseases or health/wellness concerns targeted and proper usage of the medicines.  Management will allocate a portion of the proceeds derived from the Private Placement to expand its existing physician-education programs.

Expand OTC team to drive market share.  Bohai management intends to accelerate and expand sales of its OTC medicines through promotion and advertising targeting consumers.  The marketing programs will principally utilize television, print advertising and news releases.

Competition

China’s domestic pharmaceutical industry is highly competitive, with hundreds of companies vying to reach consumers through more than 100,000 pharmacies.  In some categories in which we compete there are many other companies offering the same competitive products.  The market continues to attract new entrants because the per capita medicine consumption in China is still low, compared to developed countries, and that shows promise for substantial growth.

Competitive factors primarily include price and quality. We believe that we are able to effectively compete in our market segment in China based upon the quality of our product, given our new GMP certified manufacturing facility and our reputation in the market place.

Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers or adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Intellectual Property

We market our products under the trademark “Xian Ge” which is registered with the PRC Trademark Bureau under the State Administration for Industry and Commerce.  Currently, another company is licensed to utilize our registered trademark “Xian Ge”. We have applied for a patent for a medicine with its production method for the treatment of Lung-qi Deficiency Cough and Chronic Bronchitis.  The application was accepted by the State Intellectual Property Office of the PRC on September 20, 2007.

Government Regulation

We are subject to many general regulations governing business entities and their behavior in China and in any other jurisdiction in which we have operations. In particular, we are subject to laws and regulations covering food, dietary supplements and pharmaceutical products. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability.

Our only sales market is presently in China.  We are subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China and sets penalties for violations of the law.  We are also subject to the Food Sanitation Law, which provides for the food sanitation standards to be followed.

Under SFDA guidelines for licensing of pharmaceutical products, all pharmaceutical manufacturers must obtain and maintain GMP Certificate. We hold a GMP Certificate (No. Lu K0587) issued by Shandong Branch of SFDA on June 18, 2009. Because our manufacturing facility has obtained the National GMP Certificate, we are authorized to produce products in seven modes which are tablets, capsules, granules, syrup, concentrated decoctions, tincture and medical wine.  Such certificate expires on June, 14, 2014

We hold a Permit for the Production of Medicine (Lu Zb20050330) issued by Shandong Branch of SFDA on January 1, 2006 which allows us to engage in the production of tablets, capsules, granules, syrup, concentrated decoctions, tincture (for oral use) and medical wine.  Such permit expires on December 31, 2010.

The Permit for the Production of Medicine and GMP certificates are each valid for a term of five years and must be renewed before their expiration.

We obtained a Drug Approval Number for each of our products in 2004. The first five year valid terms of such Drug Approval Numbers have expired.  We submitted the applications for re-registration on June 29, 2007 which were accepted by SFDA.  We have been advised that the approval processes for these drugs and as well as drugs from other manufacturers in Shandong Province have not been started by the Shandong Branch of SFDA yet due to the new requirements provided by the Circular regarding the Better Conduction for the Examination and Approval of Drug Re-Registration which is issued by SFDA on July 31, 2009. During the renewal period, Bohai is permitted to continue manufacturing these drugs as if the renewals had been approved.

The governmental approval process in China’s newly developed health product is as follows: a product sample is sent to a clinical testing agent designated by the Ministry of Health, which conducts extensive clinical testing and examinations to verify if the product has the specified functions as stated by the company producing the product.  A report will be issued by the clinical testing agent confirming or negating such functions. It generally takes approximately six months to one year for the report to be issued.  This report then has to be submitted to a provincial Health Management Commission for approval. A letter of approval issued by such commission will then be submitted to the Ministry of Health for the issuance of a certificate that authorizes the sales and marketing of the product in China. The whole process generally takes one and a half to two years.

Because our subsidiary Yantai Shencaojishi Pharmaceuticals Co., Ltd. is a wholly foreign owned enterprise, we are subject to the law on foreign investment enterprises in China, and the foreign company provisions of the Company Law of China, which governs the conduct of our subsidiary and its officers and directors. Additionally, we are also subject to varying degrees of regulations and permit system by the Chinese government.

Currently we have not developed a market in U.S. so we believe we are not subject to any of regulations by the U.S. Food and Drug Administration.

Environment Regulation

We believe we are in compliance with the Environmental Protection Law of the PRC, as well as applicable local regulations, except that as of the date of this Memorandum we are in the process of applying for the Pollution Discharge Permit.  Zhifu District Branch of Yantai Environment Protection Bureau issued a written document on September 10, 2009, and stated that we have never been subject to sanction due to violation of relevant environmental protection laws since the incorporation.  In addition to compliance with PRC laws and local regulations, we consistently undertake active efforts to ensure the environmental sustainability of our operations.  Because the manufacturing of herb and plant-based products does not generally cause significant damage or pollution to the environment, the cost of complying with applicable environmental laws is not material.  In the event we fail to comply with applicable laws, we may be subject to penalties.

Properties

Bohai’s corporate office is located at No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province, China.  Under the current PRC laws, land is owned by the state, and parcels of land in rural areas which is known as collective land is owned by the rural collective economic organization. “Land use rights” are granted to an individual or entity after payment of a land use right fee is made to the applicable state or rural collective economic organization. Land use rights allow the holder of the right to use the land for a specified long-term period. We have a land use right, expiring in 2047, for a total of approximately 30,637 square meters of land.  We currently have not obtained a land use right certificate for a piece of land located in Xingfu Twelve Village of Zhifu District with the area of 11,222 square meters. In the process of the planning of Yantai City, the usage of the aforesaid land use right has been changed from “industrial use” to “commercial use” and therefore, the approval process for the land use right certificates on five relevant parcels of land including the land occupied by us is suspended until the completion of the planning. We can not assure you that we will eventually obtain the land use right certificate for the foresaid land.

Employees

Substantially all of our employees are located in China.  As of December 1, 2009, we have 546 employees, including 260 sales representatives.  There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. In the last three years, we contributed approximately $62,930, $80,839 and $85,024 for the years ended December 31, 2006, 2007 and 2008, respectively. We expect the amount of contribution to the government’s social insurance funds to increase in the future as we expand its workforce and operations.

Item 1A.              Risk Factors.

Our business, operations and financial condition are subject to various risks.  Some of these risks are described below and you should take these risks into account in making a decision to invest in our Common Stock.  If any of the following risks actually accurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed.  In that case, the market price of our Common Stock could decline and you could lose all or part of your investment in our Common Stock.

Risks Related to Bohai’s Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history in the traditional Chinese herbal medicines industry may not provide a meaningful basis for evaluating our business.  Bohai entered into its current line of business in September 2004.  Although Bohai’s revenues have grown rapidly since its inception, we cannot guaranty that we will maintain profitability or that we will not incur net losses in the future.  We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

•	obtain sufficient working capital to support our expansion;

•	maintain or protect our intellectual property;

•	maintain our proprietary technology;

•	expand our product offerings and maintain the quality of our products;

•	manage our expanding operations and continue to fill customers’ orders on time;

•	maintain adequate control of our expenses allowing us to realize anticipated revenue growth;

•	implement our product development, marketing, sales and acquisition strategies and adapt and modify them as needed;

•	integrate any future acquisitions; and

•
anticipate and adapt to changing conditions in the Chinese herbal medicines industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

In addition, potential investors are cautioned that prior to the Private Placement, Link maintained no operating business, and so investors in the Private Placement are investing solely in Bohai’s business.

We will likely need to raise additional funds in the future to grow our business, which funds may not be available on acceptable terms or at all, and, without additional funds, we may not be able to maintain or expand our business.

We expect that the net proceeds from the Private Placement, together with cash generated from operations, will be sufficient to fund our projected operations for at least the next 12 months.  It is likely that in the future we will require substantial funds in order to fund operating expenses, to develop manufacturing, marketing and sales capabilities and to cover public company costs.  Without enough funds, we may not be able to meet these goals.  We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners.

You should also be aware that in the future:

•	We cannot be certain that additional capital will be available on favorable terms, if at all;

•	Any available additional financing may not be adequate to meet our goals; and

•	Any equity financing would result in dilution to stockholders.

If we cannot raise additional funds when needed, or on acceptable terms, we may not be able to effectively execute our growth strategy, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. In addition, we may be required to scale back or discontinue our production and development program, or obtain funds through strategic alliances that may require us to relinquish certain rights.

We have significant short-term debt obligations, which mature in less than one year.  Our inability to extend the maturities of, or to refinance, this debt could result in defaults, and in certain instances, foreclosures on our assets.  Moreover, we may be unable to obtain financing to fund ongoing operations and future growth.

We currently depend on short-term bank loans and net revenues to meet our short-term cash requirements.  As of November 1, 2009, our total bank debt outstanding was $4.4 million or RMB 29.95 million which carries maturity periods ranging from six months to one year, while the short-term and revolving nature of these credit facilities is common in China. Part of these short-term credit facilities are guaranteed by our inventories and fixed assets and the rest of them are guaranteed by third-parties and our CEO, Mr. Qu.  In China, short-term bank loans generally mature in one year or less and contain no specific renewal terms.  However, it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term borrowings on an on-going basis shortly before they mature.  Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature.  If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any.

Moreover, we cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.  Failure to obtain extensions of the maturity dates of, or to refinance, these obligations or to obtain additional equity financing to meet these debt obligations would result in an event of default with respect to such obligations and could result in the foreclosure on the collateral. The sale of such collateral at foreclosure would significantly disrupt our ability to produce products for our customers in the quantities required by customer orders or deliver products in a timely fashion, which could significantly lower our revenues and profitability.

In addition, we may be exposed to changes in interest rates.  If interest rates increase substantially, our results of operations could be adversely affected.

We have been heavily dependent on sales of four key products.

Four of our products, namely Tongbi Capsules, Tongbi Tablets, Lung Nourishing Cream and Tongshangning Tablets represented approximately 22%, 16%, 26%, and 15%, respectively, of total sales for the fiscal year ended June 30, 2009.  We expect that a significant portion of our future revenue will continue to be derived from sales of these four products. If this product were to become subject to a problem such as loss of Certificates of Protected Variety of Traditional Chinese Medicine, unexpected side effects, regulatory proceedings, publicity adversely affecting user confidence or pressure from competing products, or if a new, more effective treatment should be introduced, the impact on our revenues could be significant. We hold the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) issued by State Food and Drug Administration of China (“SFDA”) for Tongbi Capsules and Shangtongning Tablets which give us exclusive or near-exclusive rights to manufacture and distribute these two medicines. The terms of certificates for both Tongbi Capsules and Shangtongning Tablets expired in September 2009 and we have filed an application for extending the protection period on March 12, 2009 for Tongbi Capsules and are in the process of applying for extending the protection period for Shangtongning Tablets. We can not assure you that we will get the approvals and the loss of Certificates of Protected Variety of Traditional Chinese Medicine will a material adverse effect on our revenues. If we can’t get approvals, these products can be manufactured and sold by other pharmaceutical manufacturers in China once the relevant protection periods elapse.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive and negatively impact our business.

We regard our trademarks, trade secrets, patents and similar intellectual property as critical to our success.  We hold the trademark “Xian Ge” registered with the PRC Trademark Bureau under the State Administration for Industry and Commerce with a valid term effective through February 23, 2013.  We have applied for a patent for a medicine with its production method for the treatment of Lung-qi Deficiency Cough and Chronic Bronchitis.  The application was accepted by the State Intellectual Property Office of the PRC on September 20, 2007.  No assurances can be given that such application will be approved.  If we are unable to obtain or maintain registered intellectual property protections for our proprietary products or methods, these products or methods could be infringed upon, which could materially adversely affect our business.

We rely on trademark, patent and trade secret law, as well as confidentiality agreement with certain of our employees to protect our proprietary rights.  For senior managers, we include a standard confidentiality clause into the employment agreement to prevent them from disclosing the formula or processing procedure to outside parties. No assurance can be given that our intellectual property will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us.  Any material impairment of our intellectual property rights could have a material adverse effect on our business.

We face competition in the pharmaceutical market in the PRC and such competition could cause our sales revenue and profits to decline.

According to SFDA in China, there were approximately 5,071 pharmaceutical manufacturing companies in the PRC as of the end of June 2004, of which approximately 3,237 manufacturers obtained certificates of Good Manufacturing Practices Certification (“GMP”).  After GMP certification became a mandatory requirement on July 1, 2004, approximately 1,834 pharmaceutical manufacturers were forced to cease production.  Only the 3,237 pharmaceutical manufacturers with GMP certifications may continue their manufacturing operations.  As of the end of 2006, there were 4,682 enterprises manufacturing medicines and formulation in China.  The certificates, permits, and licenses required for pharmaceutical operation in the PRC create a potentially significant barrier for new competitors seeking entrance into the market.  Despite these obstacles, we face competitors that will attempt to create, or are already marketing, products in the PRC that are similar to ours.  Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.  These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers or adopt more aggressive pricing policies.  We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Our business depends and will depend substantially on the continuing efforts of our present and future executive officers, and our business may be severely disrupted if we lose, are unable to obtain or unable to replace their services.

Our future prospects depend substantially on the continued services of our executive officers, especially Mr. Qu, the General Manager and Executive Director of Bohai. We do not maintain key man life insurance on any of our executive officers.  If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all.  Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.  In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

In addition, we do not presently have a Chief Financial Officer that is familiar with the accounting and reporting requirements of a U.S. publicly-listed company.  Although we have agreed to retain the services of such an executive within 6 months of the closing of the Private Placement, no assurances can be given that we will be able to identify or afford the financial requirements of qualified candidates.  The position of Chief Financial Officer of a U.S. publicly-listed company is critical to the operations of such a company, and our failure to fill this position in a timely and effective manner will negatively impact our business.

Our business and growth will suffer if we are unable to hire and retain key personnel that are in high demand.

Our future performance depends on our ability to attract and retain highly skilled chemists, pharmaceutical engineers, technical, marketing and sales personnel, especially qualified personnel for our operations in China.  Qualified individuals are in high demand in China, and there are insufficient experienced personnel to fill the demand.  Therefore, we may not be able to attract or retain the personnel we need to succeed.  Our business development would be hindered if we lost the services of some key personnel.

Our business is highly dependent on continually developing or acquiring new and advanced products, technologies, and processes and failure to do so may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.

To remain competitive in the pharmaceutical industry, it is important to continually develop new and advanced products, technologies and processes.  There is no assurance that our competitors’ new products, technologies and processes will not render our company’s existing products obsolete or non-competitive.  Our company’s competitiveness in the pharmaceutical market therefore relies upon our ability to enhance our current products, introduce new products, and develop and implement new technologies and processes.  Our company’s failure to technologically evolve and/or develop new or enhanced products may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.  It is likely that our efforts to grow our products lines will be focused on acquisitions of such products from third parties.  There are many risks attendant to the acquisition of assets or companies, including availability, pricing, competition and, if acquisitions are consummate, integration.  If we are unable to so acquire and integrate new products, our revenue and profitability may suffer.

Our research and development may be costly and/or untimely, and there are no assurances that our research and development will either be successful or completed within the anticipated timeframe, if ever at all.

The research and development of our new and existing products and their subsequent commercialization plays an important role in our success.  Development of new products requires significant research, development and clinical testing efforts, and we currently have limited resources to devote to and limited capabilities to conduct the development of new products. We have only one full-time employee who is engaged in research and development, so we mainly dependent on a third-party, Yantai Tianzheng Medicine Research and Development Co., Ltd., to perform research and development for us.  Accordingly, the failure of the third-party research to perform under agreements entered into with us, or our failure to renew important research agreements with the third party, may delay or curtail our research and development efforts.

As of September 2009, we have two products, namely Forsythia Capsule and Fern Injection, under research and development.  The research and development of new products is costly and time consuming, and there are no assurances that our research and development of new products will either be successful or completed within the anticipated time frame, if ever at all.  There are also no assurances that if the product is developed, that it will lead to actual commercialization and sales.

The commercial performance of our products depends upon the degree of market acceptance among the medical community and failure to attain market acceptance among the medical community may have an adverse impact on our operations and profitability.

The commercial performance of our products depends upon the degree of market acceptance among the medical community, such as hospitals and physicians.  Even if our products are approved by SFDA, and two of our products (Lung Nourishing Cream and Tongbi Capsules and Tablets) have been authorized to be eligible for reimbursement under national medical insurance programs, with others expected to follow, there is no assurance that physicians will prescribe or recommend our products to patients.  Furthermore, a product’s prevalence and use at hospitals may be contingent upon our relationship with the medical community.  The acceptance of our products among the medical community may depend upon several factors, including but not limited to, the product’s acceptance by physicians and patients as a safe and effective treatment, cost effectiveness, potential advantages over alternative treatments, and the prevalence and severity of side effects.  Failure to attain market acceptance among the medical community may have an adverse impact on our operations and profitability.

We may not be able to obtain the regulatory approvals or clearances that are necessary to commercialize our products.

The PRC and other countries impose significant statutory and regulatory obligations upon the manufacture and sale of pharmaceutical products.  Each regulatory authority typically has a lengthy approval process in which it examines pre-clinical and clinical data and the facilities in which the product is manufactured. Regulatory submissions must meet complex criteria to demonstrate the safety and efficacy of the ultimate products. Addressing these criteria requires considerable data collection, verification and analysis. We may spend time and money preparing regulatory submissions or applications without assurances as to whether they will be approved on a timely basis or at all.

Our product candidates, some of which are currently in the early stages of development, will require significant additional development and pre-clinical and clinical testing prior to their commercialization. These steps and the process of obtaining required approvals and clearances can be costly and time-consuming. If our potential products are not successfully developed, cannot be proven to be safe and effective through clinical trials, or do not receive applicable regulatory approvals and clearances, or if there are delays in the process:

•	the commercialization of our products could be adversely affected;

•	any competitive advantages of the products could be diminished; and

•	revenues or collaborative milestones from the products could be reduced or delayed.

Governmental and regulatory authorities may approve a product candidate for fewer indications or narrower circumstances than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if a product receives regulatory approval and clearance, it may later exhibit adverse side effects that limit or prevent its widespread use or that would force us to withdraw the product from the market.

Any marketed product and its manufacturer will continue to be subject to strict regulation after approval. Results of post-marketing programs may limit or expand the further marketing of products. Unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market and possible civil actions.

In manufacturing our products we will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance, as well as the maintenance of records and documentation. If we cannot comply with regulatory requirements, including applicable good manufacturing practice requirements, we may not be allowed to develop or market the product candidates. If we or our manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including fines, product recalls or seizures, injunctions, refusal of regulatory agencies to review pending market approval applications or supplements to approve applications, total or partial suspension of production, civil penalties, withdrawals of previously approved marketing applications and criminal prosecution.

Our products may have inadvertent and/or harmful side effects.  If side effects associated with our current or future products are not indentified prior to their marketing and sale, we may suffer as a result of product liability.  We may be required to withdraw such products from the market, change the labeling of our product, or suffer product liability claim against us.

All medicines have certain side effect.  Although all of our medicines sold on market have passed proper testing and are approved by SFDA, the products may still inadvertently adverse effects on the health of the consumers. If such side effect is identified after marketing and sale of the products, the products may be required to be withdrawn from the market, or have a change in labeling. If a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contracts with consumers, decreased demand for our products, costly litigation and loss of revenue.

Natural disasters, weather conditions and other environmental factors affect our raw material supply, and a reduction in the quality or quantity of our herb supplies may have material adverse consequences on our financial results.

Our business may be adversely affected by weather and environmental factors beyond our control, such as natural disasters and adverse weather conditions.  The production of our products depends on the availability of raw materials, a significant portion of which are herbs.  These herbs tend to be very sensitive crops, which can be readily damaged by harsh weather, by disease, and by pests.  If our suppliers’ crops are destroyed by drought, flood, storm, blight, or the other woes of farming, we will not be able to meet the demands of our customers, which will have a material adverse effect on our business and financial condition and results.

Our certificates, permits, and license are subject to governmental control and renewal, and the failure to obtain renewal would cause all or part of our operation to be suspended and have a material adverse effect on our financial condition.

We are subject to various PRC laws and regulations pertaining to the pharmaceutical industry.  We have obtained certain certificates, permits, and licenses required for the operation of a pharmaceutical enterprise and the manufacturing and distribution of pharmaceutical products in the PRC.  Some of the permits and license have expired or are about to expire.  We hold a Permit for the Production of Medicine (Lu Zb20050330) issued by Shandong Branch of SFDA on January 1, 2006 which allows us to engage in the production of tablets, capsules, granules, syrup, concentrated decoctions, tincture (for oral use) and medical wine.  Such permit expires on December 31, 2010.  We also hold a GMP Certificate (No. Lu K0587) issued by Shandong Branch of SFDA on June 18, 2009, the scope of inspection of which is tablets, capsules, granules, syrup, concentrated decoctions, tincture and medical wine.  Such certificate expires on June, 14, 2014.  The Permit for the Production of Medicine and GMP certificates are each valid for a term of five years and must be renewed before their expiration.

We hold a Drug Approval Number (“DAN”) for each of our products, and the valid terms of such DANs have expired.  We submitted the applications for re-registration on 29th June, 2007 which were accepted by SFDA, although the approvals have not yet been granted.  We have been advised that the approval processes for these drugs, as well as drugs submitted by other drug manufacturers in Shandong Province, have not been started by the Shandong Branch of SFDA yet due to the new requirements provided by the Circular regarding the Better Conduction for the Examination and Approval of Drug Re-Registration which is issued by SFDA on July 31, 2009.  During the renewal period, however, we will be permitted to continue manufacturing these drugs as if the renewals had been approved.  Our license to produce medical wine has a term valid through December 31, 2010.

During the application or renewal process for our licenses and permits, we will be evaluated and re-evaluated by the appropriate governmental authorities and must comply with the prevailing standards and regulations, which may change from time to time.  In the event that we are not able to obtain or renew the certificates, permits and licenses, all or part of our operations may be suspended by the government, which would have a material adverse effect on our business and financial condition.  Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our results of operations and profitability.

Our failure to fully comply with PRC labor laws, including laws relating to social insurance, may expose us to potential liability and increased costs.

Companies operating in China must comply with a variety of labor laws, including certain pension, health insurance, unemployment insurance and other welfare-oriented payment obligations.  Our failure to comply with these laws could have a material adverse effect on our business.  For example, we are currently paying social insurance for our 105 full-time employees.  We also have 260 sales representatives that we believe we are not required to pay social insurance for as these sales representatives are not legally employees of ours, but are rather independent contractors.  We have not paid social insurance for 195 of our full-time employees, and as an alternative we have reached an agreement with the employees that we will pay the employees compensations with an amount equals to the amount of social insurance that we are required to pay and the employees will pay the social insurance by themselves.  We believe these employees have been covered by social insurances and we are not required to make any contributions to the government in addition to the amount we have paid to these employees.  However, our interpretation of these requirements may be wrong, and the PRC regulatory authorities may not take the same view as we do on this subject.  If the PRC regulatory authorities take the view that we are required to pay social insurance for our independent contractors or other employees, our failure to make previous payments may be in violation of applicable PRC labor laws and we cannot assure you that PRC governmental authorities will not impose penalties on us for failure to comply.  In addition, in the event that any current or former employee files a complaint with the PRC government, we may be subject to making up the social insurance payment obligations as well as paying administrative fines.  The total cost of these payments and any related fines or penalties could be very significant and could have a material adverse effect on our working capital.

In addition, the new PRC Labor Contract Law took effect January 1, 2008 and governs standard terms and conditions for employment, including termination and lay-off rights, contract requirements, compensation levels and consultation with labor unions, among other topics.  In addition, the law limits non-competition agreements with senior management and other employees who have access to confidential information to two years and imposes restrictions or geographical limits.  This new labor contract law will increase our labor costs, which could adversely impact our results of operations.

We are subject to PRC government price control of drugs which may limit our profitability and even cause us to stop manufacturing certain products.

The State Development and Reform Commission of the PRC (“SDRC”) and the price administration bureaus of the relevant provinces of the PRC in which the pharmaceutical products are manufactured are responsible for the retail price control over our pharmaceutical products.  The SDRC sets the price ceilings for certain pharmaceutical products in the PRC. All of our products except those under the protection periods are subject to such price controls as of the date of this Memorandum and we prices our medicines well under government-mandated caps. There is no assurance that whether our other products will remain unaffected by the price control.  Where our products are subject to a price ceiling, we will need to adjust the product price to meet the requirement and to accommodate for the pricing of competitors in the competition for market shares.  The price ceilings set by the SDRC may limit our profitability, and in some instances, such as where the price ceiling is below production costs, may cause us to stop manufacturing certain products which may adversely affect our results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC.  To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.  We have not obtained fire, casualty and theft insurance, and there is no insurance coverage for our raw materials, goods and merchandise, furniture and buildings in China.  Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects.

We may be subject to product liability claims, for which we have no insurance.

We may produce products which inadvertently have an adverse pharmaceutical effect on the health of individuals.  Existing laws and regulations in China do not require us to maintain third party liability insurance to cover product liability claims.  However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contracts with our customers, decreased demand for our products, costly litigations, product recalls, loss of revenue, and our inability to commercialize some products.

We do not carry directors and officers’ liability insurance to cover any expenses and losses due to lawsuits related to financial reporting errors.  Our indemnification obligations could adversely affect our business, financial condition and results of operations.

We have not obtained director and officer liability insurance to cover lawsuit expenses and losses related to financial reporting errors.  Our bylaws require us to indemnify our current and former directors, officers, employees and agents against most actions of a civil, criminal, administrative or investigative nature.  Generally, we are required to advance indemnification expenses prior to any final adjudication of an individual’s culpability.  The expense of indemnifying our current and former directors, officers and employees and agents in their defense or related expenses as a result of any actions related to the internal investigation and financial restatement may be significant.  Therefore, our indemnification obligations could result in the diversion of our financial resources and may adversely affect our business, financial condition and results of operations.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise.  We are in the process of applying for Pollution Discharge Permit, other than that we believe that our operations are in substantial compliance with current environmental laws and regulations. We can not assure you that we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent.  Therefore, if the Chinese government imposes more stringent regulations in future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations.  Furthermore, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us.  If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

Risks Relating to the Our Corporate Structure

Our corporate structure, in particular the VIE Agreements, are subject to significant risks, as set forth in the following risk factors.

We have not developed independent corporate governance.

We are currently seeking independent directors for our Board of Directors; however we do not presently have independent directors. Additionally, we have no audit, compensation, or nominating committees. This lack of independence and independent controls over our corporate affairs may result in potential or actual conflicts of interest between our officers, directors and our shareholders. We presently have no policy to resolve such conflicts. As a result, our Directors have the ability to, among other things, determine their own level of compensation. Until we comply with such corporate governance measures to appoint a majority of independent directors and form audit and other board committees in a manner consistent with Nasdaq Marketplace rules as part of our obligations under the Securities Purchase Agreement in connection with the Private Placement, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

In the PRC it is widely understood that foreign invested enterprises are forbidden or restricted to engage in certain businesses or industries which are sensitive to the economy.  While we intend to centralize our management and operation in the PRC without being restricted to conduct certain business activities which are important for our current or future business but are restricted or might be restricted in the future, we believe our VIE Agreements will be essential for our business operation.

In order for WFOE to manage and operate our business through Bohai in the PRC, the VIE Agreements were entered into under which almost all the business activities of Bohai are managed and operated by WFOE and almost all economic benefits and risks arising from the business of Bohai are transferred to WFOE.

There are risks involved with the operation of Bohai under the VIE Agreements.  As advised by our PRC legal counsel, if the VIE Agreements are considered to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of WFOE or Bohai;

•	imposing conditions or requirements in respect of the VIE Agreements with which WFOE may not be able to comply;

•	requiring us to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our business; and

•	revoking the business license and/or the licenses or certificates of WFOE, and/or voiding the VIE Agreements.

Any of these actions could have a material adverse impact on our business, financial condition and results of operations.

We depend upon the VIE Agreements in conducting our production, manufacturing and distribution of traditional Chinese herbal medicines in the PRC, which may not be as effective as direct ownership.

Following the Share Exchange, we will conducts our production, manufacturing and distribution of traditional Chinese herbal medicines in the PRC and generates the relevant revenues through the VIE Agreements.  The VIE Agreements may not be as effective in providing us with control over Bohai as direct ownership.  The VIE Agreements are governed by PRC laws and provide for the resolution of disputes through arbitration proceedings pursuant to PRC laws.  Accordingly, the VIE Agreements would be interpreted in accordance with PRC laws.  If Bohai or its shareholders fail to perform the obligations under the VIE Agreements, we may have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that we may be unable to obtain these remedies.  The legal environment in China is not as developed as in other jurisdictions.  As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Agreements.

The pricing arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations.  If the PRC tax authorities determine that the VIE Agreements were not entered into on an arm’s length basis, they may adjust the income and expenses of our company for PRC tax purposes which could result in higher tax liability.

We rely on the approval certificates and business license held by Bohai and any deterioration of the relationship between WFOE and Bohai could materially and adversely affect the overall business operation of our company.

Following the Share Exchange, and pursuant to the VIE Agreements, our production, manufacturing and distribution of traditional Chinese herbal medicines in China will be undertaken on the basis of the approvals, certificates and business license as well as other requisite licenses held by Bohai.  There is no assurance that Bohai will be able to renew its licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Bohai is governed by the VIE Agreements, which are intended to provide us, through our indirect ownership of WFOE, with effective control over the business operations of Bohai.  However, the VIE Agreements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations.  Bohai could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputation, business and stock price could be severely harmed.

If WFOE exercises the purchase options over Bohai’s equity pursuant to the VIE Agreements, the payment of purchase prices could materially and adversely affect the financial position of our company.

Under the VIE Agreements, WFOE holds an option to purchase all or a portion of the equity of Bohai at a price, pro rata in case of not all, based on the capital paid in by the Bohai shareholders (namely, $2.94 million or RMB 20 million ).  In the case that applicable PRC laws and regulations require an appraisal of the equity interest or provide other restriction on the purchase price, the purchase price shall be the lowest price permitted under the applicable PRC laws and regulations. As Bohai is already a contractually controlled affiliate to our company, WFOE’s purchase of Bohai’s equity would not bring immediate benefits to our company and the exercise of the option and payment of the purchase prices could adversely affect the financial position of our company.

Risks Associated With Doing Business in China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.  The central or local governments of in the PRC jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  Rapid economic growth can lead to growth in the money supply and rising inflation.  If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.  Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization.  There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive all of our sales in China and a slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our products and our business.

All of our sales are generated in China.  We anticipate that sales of our products in China will continue to represent all of our total sales in the near future.  Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue.  The industry which we are involved in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products.  In addition, the Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in reduced demand for our products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi.  We are subject to the effects of exchange rate fluctuations with respect to any of these currencies.  For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar.  However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar.  Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar.  We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

Our financial statements are translated into U.S. dollars at the average exchange rates in each applicable period.  To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations.  Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations.  We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign consolidated subsidiaries into U.S. dollars in consolidation.  If there is a change in foreign currency exchange rates, the conversion of the foreign consolidated subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income.  In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency.  Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future.  The availability and effectiveness of any hedging transaction may be limited and we may not be able to hedge our exchange rate risks.

The State Administration of Foreign Exchange (“SAFE”) restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively and to pay dividends, and the restrictions may cause a delay in payment of interest on the Notes.

All of our sales revenue and expenses are denominated in the Chinese currency, Renminbi.  Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans.  Currently, our PRC operating subsidiary, Bohai, may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE, by complying with certain procedural requirements.  However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future.  Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Following the Share Exchange, all of our income will be derived from the consulting fees we receive from Bohai through the VIE Agreements.  SAFE restrictions may delay the payment of dividends, since we have to comply with certain procedural requirement and we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of WFOE, and it thus may delay our payment of interests to the Notes holders.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE.  In particular, if Bohai, our PRC operating subsidiary, borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Bohai by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts.  These limitations could affect Bohai’s ability to obtain foreign exchange through debt or equity financing.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay the interest and principal on the Notes, pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Our failure to obtain the prior approval of the China Securities Regulatory Commission (“CSRC”) for the Private Placement and the listing and trading of our Common Stock could have a material adverse effect on our business, operating results, reputation and trading price of our Common Stock, and may also create uncertainties for the Private Placement.

The SAFE issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China.  The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities.  The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company.  PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

On August 8, 2006, the PRC Ministry of Commerce (“MOC”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006.  These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOC as a key regulator for issues related to mergers and acquisitions in China and requiring MOC approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Glory Period is 100% owned by Tan, a Singapore citizen.  Mr. Tan and Mr. Qu (the principal founder of Bohai and our Chairman and Chief Executive Officer) entered into the Call Option Agreement on December 7, 2009 by which Mr. Qu has an option to acquire all the issued and outstanding shares of Glory Period within three years for nominal consideration.  Chance High set up WFOE on November 23, 2009 and WFOE obtained effective and substantial control over Bohai further to execution of the VIE Agreements on December 7, 2009 by and among WFOE, Bohai and the three shareholders of Bohai.  The PRC regulatory authorities may take the view that entry into the VIE Agreements by WFOE and Bohai may constitute a related party acquisition, because at the end of these transactions, Mr. Qu, a PRC resident become majority owners and effective controlling parties of a foreign entity that acquired ownership of Bohai.  The PRC regulatory authorities may also take the view that the relevant parties should fully disclose to SAFE or MOC of the overall restructuring arrangements, the existence of the Share Exchange and its link with the VIE Agreements.  Bohai’s PRC legal counsel has opined that: (a) the establishment of WFOE was duly approved by the local counterpart of Ministry of Commerce in Yantai on November 20, 2009; (b) the offshore restructuring, establishment of WFOE and execution of the VIE Agreements and the transactions thereunder do not (i) contravene or circumvent any provision of applicable PRC laws and regulations, including without limitation, the M&A Regulations, the Circular on Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicle effectives as of November 1, 2005 and its implementing rules; or (ii) contravene the articles of association, business license or other constituent documents of WFOE or Bohai; (c) to their best knowledge, they are not aware of any issue, fact or circumstance which would lead them to believe that the PRC regulatory authorities would revoke the VIE Agreements or Share Exchange and the transactions thereunder; and (d) the VIE Agreements is in compliance with and enforceable under the applicable PRC laws and regulations.

We cannot, however, assure you that the PRC regulatory authorities, MOC in particular, may take the same view as our PRC legal counsel.  If the PRC regulatory authorities take the view that the Share Exchange and VIE arrangement constitutes a related party acquisition under the M&A Regulations, we cannot assure you we may be able to obtain the approval required from the national offices of MOC.

If the PRC regulatory authorities take the view that the Share Exchange and the VIE Agreements constitutes a related party acquisition without the approval of the national offices of MOC, they could invalidate the Share Exchange and VIE Agreements.  Additionally, the PRC regulatory authorities may take the view that any public offering plan of by us will require the prior approval of CSRC.  If we cannot obtain MOC or CSRC approval in case we are required to do so, our business and financial performance will be materially adversely affected.  We may also face regulatory actions or other sanctions from the MOC or other PRC regulatory agencies.  These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from the Private Placement into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Common Stock.

The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt the Private Placement before settlement and delivery of the Common Stock offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our Common Stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to transactions such as the Private Placement.

Because our principal assets are located outside of the United States and a majority of our directors and our officers will reside outside of the United States, it may be difficult for you to enforce your rights based on the United States federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

Following the Share Exchange, our sole director and officer, Mr. Qu, will reside outside of the United States.  In addition, our operating subsidiary is located in the PRC and all of its assets are located outside of the United States.  China does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts.  It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the PRC courts.  Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States federal securities laws or otherwise.

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade.  However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable.  If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies.  The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC laws, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring.  The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.  Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you.  The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China.  If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage.  Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under PRC laws.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.”  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

In the future, we may adopt an equity incentive plan and make numerous stock option grants under the plan to our officers, directors and employees, some of whom are PRC citizens and may be required to register with SAFE.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders or interest and principal on the Notes.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises, such as WFOE, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, WFOE is required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds.  These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes.

Furthermore, if our consolidated subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our consolidated subsidiaries are unable to receive all of the revenues from our operations due to these contractual or dividend arrangements, we may be unable to pay dividends on our Common Stock or interest and principal on the Notes.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in western style management and financial reporting concepts and practices, as well as in modern banking, and other control systems.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, and especially given that we expect to be a publicly listed company in U.S. and subject to regulation as such, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.  We may have difficulty establishing adequate management, legal and financial controls in the PRC.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

It may be difficult to protect and enforce our intellectual property rights under PRC laws.

Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights.  We will need to pay special attention to protecting our intellectual property and trade secrets.  Failure to do so could lead to the loss of a competitive advantage that could not be compensated by our damages award.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property.  Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest.  The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent.  Bohai, our operating subsidiary, relies on these land use rights as the cornerstone of its operations, and the loss of such rights would have a material adverse effect on our company.  We currently do not maintain a land use right certificate for a piece of land located in Xingfu Twelve Village of Zhifu District with the area of 11,222 m2.  In the process of the planning of Yantai City, the usage of the aforesaid land use right has been changed from “industrial use” to “commercial use” and therefore, the process for the land use right certificate on five relevant parcels of land including the land occupied by Bohai is suspended until the completion of the planning.  We can not assure you that we will eventually obtain the land use right certificate for the foresaid land with reasonable cost.

Risks Related to Our Common Stock

The registration statement may not be declared effective or remain effective.

Under the terms of Registration Rights Agreement, we are obligated to include the shares of Common Stock underlying the Notes and Warrants in a registration statement to be filed by us with the SEC and to have such registration statement declared effective within certain time frames.  We are subject to penalties in the event we fail to comply with such obligations.  Nevertheless, no assurances can be given that the registration statement will ever be declared effective or that the shares of Common Stock underlying the Notes and Warrants will ever be registered and thereby be available for public resale.  Additionally, once the registration statement is filed and declared effective by the SEC, it will be necessary for us to file post-effective amendments to the registration statement when subsequent events so require.  We intend to use our best efforts to keep the registration statement current, but may not be able to do so.  If the registration statement is not declared effective or is not current in the future, your ability to sell the shares of Common Stock underlying the Notes and Warrants will be limited.

Trading in Link’s Common Stock over the last 12 months has been non-existent, so investors may not be able to sell as many of their shares as they want at prevailing prices.

Shares of Link’s Common Stock are traded on the OTCBB under the symbol “LNKR.OB”.  There has been no trading in Link’s shares since October 31, 2008.  If limited trading in the Common Stock continues, it may be difficult for investors once and if the Common Stock underlying the Notes and Warrants are registered, to sell such shares in the public market at any given time at prevailing prices.  Also, the sale of a large block of Common Stock could depress the market price of the Common Stock to a greater degree than a company that typically has a higher volume of trading of its securities.

The limited public trading market may cause volatility in our stock price.

The quotation of Link’s Common Stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us.  Our Common Stock is thus and will be subject to significant volatility.  Sales of substantial amounts of our Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our Common Stock.

An active and visible trading market for our Common Stock may not develop.

We cannot predict whether an active market for our Common Stock will develop in the future.  In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for our Common Stock may be limited; and

•	A lack of visibility for our Common Stock may have a depressive effect on the market price for our Common Stock.

The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ or the NYSE AMEX.  The trading price of the Common Stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors.  These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our Common Stock.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in pharmaceutical markets;

•	changes in the economic performance or market valuations of other pharmaceutical companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property or other litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our stock.

Shares eligible for future sale may adversely affect the market price of our Common Stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our Common Stock.

Pursuant to the terms of the Registration Rights Agreement and Securities Purchase Agreement, we agreed to file a registration statement with the SEC to register the securities issued in the Private Placement with 60 days of the closing of the Private Placement.  All of the shares included in an effective registration statement as described above may be freely sold and transferred following conversion or exercise of the Notes and Warrants.  Additionally, concurrently with the closing of the Private Placement, we engaged in a Share Exchange, and following the Share Exchange, the former shareholders of Chance High may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations.  In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied an one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  As of the closing of the Share Exchange, and not accounting for the Private Placement, 1% of our issued and outstanding shares of Common Stock equals approximately162,500 shares.  Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period.  Any substantial sale of Common Stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our Common Stock by creating an excessive supply.

Our controlling stockholder may exercise significant influence over us.

Our controlling stockholder, Glory Period Limited, owns approximately 55% of our outstanding Common Stock as of the closing of the Share Exchange.  Tan is the sole shareholder of Glory Period and Qu is the sole director of Glory Period.  Either Tan or Qu has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  Tan and Qu may also have the power to prevent or cause a change in control.  In addition, without the consent of Tan and Qu, we could be prevented from entering into transactions that could be beneficial to us.  The interests of Tan and Qu may differ from the interests of our other stockholders.  This is particularly the case as Tan’s company, Cawston, is a consultant to Bohai.

Compliance with changing regulation of corporate governance and public disclosure, and our management’s inexperience with such regulations, will result in additional expenses and creates a risk of non-compliance.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.  In addition, our management is located in the PRC has little experience with compliance with U.S. laws (including securities laws).  This inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to enforcement action against us and a negative impact on our stock price.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws.  The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.  In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting.   Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Our Common Stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our Common Stock, which is currently and will be quoted for trading on OTCBB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended.  Our Common Stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our Common Stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our Common Stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of Common Stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their Common Stock at or above the price they paid for them.

Item 2.  Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bohai.

Operating Results

The following selected comparative financial information for the three months ended September 30, 2009 and 2008 have been derived from and should be read in conjunction with the financial statements of Bohai for the year ended June 30, 2009 and 2008 included as exhibits to this Current Report.

As used in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, the terms “we,” “us,” “our” and similar identifying terminology refer to Bohai (and not the Registrant).

Three Months Ended September 30, 2009 Compared to Three Months Ended September 30, 2008

	Three Months Ended September 30,
	2009	2008

Sales	$14,181,772	$11,412,018

Less: Sales Tax	(227,168)	(183,821)

Net sales	13,954,604	11,228,197

Cost of sales	(2,217,604)	(1,854,478)

Gross profit	11,737,000	9,373,719

Selling, general and administrative expenses	(9,174,693)	(6,651,539)

Interest expenses	(148,395)	(65,038)

Operating income	2,413,912	2,657,142

Non-operating income	69,072	-

Non-operating costs	(5,269)	(31)

Income before taxes	2,477,715	2,657,111

Income taxes	(555,474)	(600,199)

Net income	$1,922,241	$2,056,912

Sales

Net Sales for the three months ended September 30, 2009 increased by approximately $2,726,407 or 24.28% to $13,954,604 as compared to $11,228,197 for the three months ended September 30, 2008. Our sales growth was driven by effective marketing strategies being implemented which attribute to client base extension.

Cost of Sales

Our cost of sales for the three months ended September 30, 2009 was $2,217,604 as compared to $1,854,478 for the three months ended September 30, 2008, representing an increase of 19.58%. The increase was mainly attributable to the increase in cost of raw material by $373,483 as a result of the increase of sales.

Gross Profit

We achieved gross profits of $11,737,000 for the three months ended September 30, 2009, compared to $9,373,719 for the same quarter of the previous year, representing a 25.21% quarter to quarter increase. Our overall gross profit margin as a percentage of revenue are  82.76% and 82.14% for the three months ended September 30, 2009 and 2008, respectively.

Selling, General and Administrative Expenses

Our operating expenses, consisting of selling, general and administrative expenses, increased by approximately $2,523,154, to $9,174,693, for the three months ended September 30, 2009 from $6,651,539 for the same quarter of the previous year. This increase is mainly attributable to a significant increment of expenses on advertising and promotion due to an increase in the frequency of the comprehensive television broadcast which amounted and increased commissions due to increase of sales.

Interest Expense

Interest expense was $148,395 for the three months ended September 30, 2009, compared to $65,038 for the three months ended September 30, 2008. The increase is largely due to accrued interest from additional bank loans utilized during the period. The loans were used for working capital and capital expenditures for the expansion of production through acquisition of plants and machinery to improve the efficiency of the production lines.

Income tax

Our provisions for income taxes for the three months ended September 30, 2009 and 2008 were $555,474 and $600,199, respectively, an decrease of $44,725 or 7.45 % from period to period.  The decrease in tax provision was due to slightly decrease of income before tax during the period.

Net Income

We had a net income of $1,922,241 for the three months ended September 30, 2009, as compared to net income of $2,056,912 for the three months ended September 30, 2008.  The decrease in net income is primarily attributable to increase of selling and administrative expense.

Foreign Currency Translation Gains

During the three months ended September 30, 2009, the RMB steadily rose against the U.S. dollar, and we recognized a foreign currency translation gain of $47,583.

Fiscal Year Ended June 30, 2009 Compared to the Fiscal Year Ended June 30, 2008

The following table sets forth our statement of operations for the period indicated:

	Fiscal Year Ended June 30,
	2009	2008

Sales	$50,170,014	$38,172,513

Less: Sales Tax	(821,400)	(629,489)
Net sales	49,348,614	37,543,024

Cost of sales	(7,975,267)	(5,950,680)

Gross profit	41,373,347	31,592,344

Selling, general and administrative expenses	(31,301,811)	(22,601,932)

Interest expenses	(184,404)	(234,101)

Operating income	9,887,132	8,756,311

Non-operating income	49,447	8

Non-operating costs	(36,366)	(835)

Income before taxes	9,900,213	8,755,484

Income taxes	(1,906,985)	(2,303,712)

Net income	$7,993,228	$6,451,772

Sales

Net sales increased by approximately $11,805,590, or 31.45%, from $37,543,024 in the fiscal year ended June 30, 2008 to $49,348,614 for the fiscal year ended June 30, 2009.  This increase was primarily due to the significant increase of our revenue on all the products as a result of the effective implementation of marketing strategy in the fiscal year of 2009.

Cost of Sales

Our cost of sales for the fiscal year ended June 30, 2009 was $7,975,267 as compared to $5,950,680 for the fiscal year ended June 30, 2008, representing an increase of $2,024,587, or 34.02%. The increase was mainly attributable to the increase of raw materials cost by $1,521,322 as a result of the increase of sales.

Gross Profit

For the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008, we generated gross profit of $41,373,347 and $31,592,344 respectively, reflecting an increase of approximately $9,781,003, or 30.96%. The increase in our gross profit was mainly due to significantly increase of sales income.

Selling, General and Administrative Expenses

We incurred general and administrative expenses of $31,301,811 for the fiscal year ended June 30, 2009, representing an increase of $8,699,879, or 38.49%, compared to 22,601,932 for the fiscal year ended June 30, 2008. This increase was mainly due to the increase of cost of advertising and percentages of commissions to sales representative allocated in branch office through out China.

Interest Expense

Interest expense was $184,404 for the fiscal year ended June 30, 2009, compared to $234,101 for the fiscal year ended June 30, 2008. The decrease is largely due to repayment of bank loans utilized in the year 2007 during the period. The loans were used for working capital and capital expenditures for the expansion of production through acquisition of production plants and equipment to improve the efficiency of production.

Income tax

For the fiscal year ended June 30, 2009, income tax expense was $1,906,985, and a decrease of $396,727, or 17.22%, from $2,303,712 for the fiscal year ended June 30, 2008. The decrease was mainly due to the decrease of enterprise income tax in PRC from 33% to 25% since January 1, 2008.

Net Income

We had net income of $7,993,228, or 16.20% of net revenue for the fiscal year ended June 30, 2009 as compared to net income $6,451,772 or 17.18% of net revenue for the fiscal year ended June 30, 2008, representing an increase of $1,541,456, or 23.89%. The increase in our net income was the result of the significant increase of our revenue generated in the fiscal year of 2009.

Foreign Currency Translation Gains

During the fiscal year ended June 30, 2009, the RMB steadily rose against the U.S. dollar, and we recognized a foreign currency translation gain of $106,233.

Liquidity and Capital Resources

We have historically funded our operation primarily through paid-in capital, sales of goods and short term loans from financial institutions.  Net cash provided by operating activities for the three months ended September 30, 2009 was $2,640,537 compared to $1,333,312 for the three months ended September 20, 2008. During the three months ended September 30, 2009, cash borrowed from banks amounted to $872,865 and repayment of borrowing from previous years amounted to $880,200, which resulted in a net cash outflow in financing activities of $7,335.  Management is planning to raise additional capital through sales of common stock, as well as seeking financing from third parties.

Operating activities

For the fiscal year ended June 30, 2009, cash used in operating activities totaled $1,467,734 compared to cash provided by $2,365,304 for the fiscal year ended June 30, 2008. This was primarily attributable to significant increase of cash used in prepayment for advertising expense and repayment of accounts payable.

Investing activities

For the fiscal year ended June 30, 2009, net cash outflow for investing activities was approximately $788,993 compared to $80,647 in the fiscal year ended June 30, 2008. This increase was primarily attributable to significant increase of capital investment in acquisition of property, plant and equipment during the year. During the fiscal year ended June 30, 2009, we spent $227,690, $59,459, $295,610 and $220,884 on acquisitions of plant and equipment, purchase of office equipment, purchase of motor vehicle and construction in progress, respectively.

Financing activities

Financing activities provided net cash inflow of $3,963,300 during the fiscal year ended June 30, 2009 primarily as a result of process of significant borrowing during the year. As of June 30, 2009, the proceeds from short-term borrowings amounted to $5,860,000 and the repayment of borrowings amounted to $1,896,000, which resulted in a net cash inflow by financing activities of $3,963,300.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our condensed consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Inflation

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Critical Accounting Policies and Estimates

Basis of presentation

Bohai’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of Bohai, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC, the accounting standards used in the places of their domicile.  The accompanying financial statements reflect necessary adjustments not recorded in the books of account of Bohai to present them in conformity with US GAAP.

Use of estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery.  Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable consists of amounts due from customers.  Bohai extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on management’s assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment.

Inventories

Inventories are valued at the lower of cost or market with cost is determined on the weighted average method. Finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  Bohai’s reserve requirements generally increase/decrease due to management projected demand requirements, market conditions and product life cycle changes. As of June 30, 2009 and 2008, Bohai did not make any allowance for slow-moving or defective inventories.

Intangible Assets

Intangible assets as “Pharmaceutical Formulas”, which acquired and with indefinite useful live are measured initially at cost and not subject to amortization shall be tested for impairment annually or more frequently if there is indication of impairment. If the carrying amount exceeds fair value, an impairment loss should be recognized. Subsequently reversal of a recognized impairment loss is prohibited.

Property, plant and equipment

Property, plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.  Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of property, plant and equipment is calculated to written off the cost, less their estimated residual value, if any, using the straight-line method over their estimated useful lives. The principal annual rates are as follows:-

Leasehold land and buildings	30 to 40 years
Motor vehicles	10 years
Plant and machinery	10 years
Office equipment	5 years

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction in progress mainly represents expenditures in respect of Bohai’s new corporate campus and machinery under construction. All direct costs relating to the acquisition or construction of Bohai’s new corporate campus and machinery. Assets under construction are not depreciated until the construction is completed and the assets are ready for their intended use.

Accounting for the Impairment of Long-Lived Assets

Bohai adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Bohai periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, Bohai believes that, as of June 30, 2009 and 2008, there were no significant impairments of its long-lived assets.

Foreign Currency Translation

Bohai maintains its financial statements in the functional currency. The functional currency of Bohai is the Renminbi (RMB).  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of Bohai which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	9.30.2009	9.30.2008	6.30.2009	6.30.2008
Year end US$: RMB exchange rate	6.81663	6.83527	6.82594	6.85401
Average periodic US$: RMB exchange rate	6.82082	6.83107	6.82594	7.26269

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The seller’s price to the buyer is fixed or determinable; and
•	Collectability is reasonably assured. Payments have been established.

Research and Development Costs

Research and development costs are charged as expense when incurred and included in operating expenses.

Item 3.  Properties.

The Registrant’s corporate office is located at No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province, China.  Under the current PRC laws, land is owned by the state, and parcels of land in rural areas which is known as collective land is owned by the rural collective economic organization. “Land use rights” are granted to an individual or entity after payment of a land use right fee is made to the applicable state or rural collective economic organization. Land use rights allow the holder of the right to use the land for a specified long-term period. We have a land use right, expiring in 2047, for a total of approximately 30,637 square meters of land.  We currently have not obtained a land use right certificate for a piece of land located in Xingfu Twelve Village of Zhifu District with the area of 11,222 square meters. In the process of the planning of Yantai City, the usage of the aforesaid land use right has been changed from “industrial use” to “commercial use” and therefore, the approval process for the land use right certificates on five relevant parcels of land including the land occupied by us is suspended until the completion of the planning.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Pre-Share Exchange

As of September 30, 2009, there were 3,450,000 shares of Common Stock outstanding.  The following table sets forth certain information known to us with respect to the beneficial ownership of Common Stock as of that date by (i) each of our directors, (ii) each of our executive officers, and (iii) all of our directors and executive officers as a group.  Except as set forth in the table below, there is no person known to us who beneficially owns more than 5% of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Class (2)
Anthony Zaradic 392 Acadia Drive S.E. Calgary, Alberta T2J 0A8	1,500,000	43.47%
All directors and Officers as a group	1,500,000	43.47%

(1)           Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)           The percentage of class is based on 3,450,000 shares of Common Stock issued and outstanding as of June 29, 2009.  An additional 200,000 shares of Common Stock will be issued in connection with the Share Exchange to the Bridge Investors, bringing the total pre-Share Exchange, pre-Private Placement total to 3,650,000 shares.  An additional 1,500,000 shares will be cancelled as part of the Share Exchange.

Post-Share Exchange

The following table sets forth certain information regarding our Common Stock beneficially owned on the Closing Date, for (i) each stockholder known to be the beneficial owner of 5% or more of Link’s outstanding Common Stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, on a pro forma basis, assuming all the Notes have been converted into Common Stock and none of the Warrants and Agent Warrants, were exercised as of such date.  The information contained in the following table is provided for disclosure purposes only as there can be no assurance that the actual ownership will be as set forth therein based on the assumptions used.

Name of Beneficial Owner	Shares of Common Stock Owned	Percent of Class Post-Share Exchange but Pre- Private Placement (1)	Percent of Class Post-Share Exchange and Post-Private Placement (3)
Glory Period Limited (4)(7)	8,942,602	55.0%	40.19%
Hongwei Qu (5)	8,942,602	55.0%	40.19%
All Executive Officers and Directors as a group (3)	8,942,602	55.0%	40.19%

(1)	Based on 16,250,000 shares of Common Stock issued and outstanding prior to the Private Placement but after the close of the Share Exchange.
(2)
Based on 20,900,000 shares of Common Stock issued and outstanding after the Private Placement (and assuming the maximum offering amount is raised and all the Notes have been converted into Common Stock, but not assuming the exercise of the Warrants and Agent Warrants.)

(3)
Based on 22,250,000 shares of Common Stock issued and outstanding after the Private Placement (and assuming all the Notes have been converted into Common Stock, but not assuming the exercise of the Warrants and Agent Warrants.)

(4)	Joshua Tan is the sole shareholder of Glory Period, but pursuant to a Call Option Agreement, he has no right to sell any shares without prior written consent by Hongwei Qu.
(5)	Hongwei Qu is the executive director of Glory Period.
(6)
On December 7, 2009, Mr. Qu, who is a PRC citizen, entered into the Call Option Agreement with Mr. Tan, a Singapore passport holder and the sole shareholder of Glory Period.  Under the Call Option Agreement, Mr. Qu shall have right and option to acquire up to 100% shares of Glory Period for nominal consideration within the next 3 years.  The Call Option Agreement also provides that Mr. Tan shall not dispose any of the shares of Glory Period without Mr. Qu’s consent.

Change in Control

Reference is made to Item 5.01 for a description of the change in control of the Registrant as a result of the transactions disclosed herein.

Item 5.  Directors and Executive Officers.

Pre-Share Exchange

The officers and directors of the Registrant pre Share Exchange and additional information concerning them are as follows:

Name	Age	Position
Anthony Zaradic	32	CEO, CFO, President, Secretary, Treasurer and a Director

Anthony Zaradic.  Mr. Zaradic was our CEO, CFO, President, Secretary, Treasurer and sole director prior to the Share Exchange.  Mr. Zaradic has extensive experience in the geophysical data management field. Following receipt of a Network Technician Diploma from CDI College of Business and Technology in June of 2001 Mr. Zaradic worked for Paradigm Geophysical (formerly Core Lab RTD) as an operator. In 2004, Mr. Zaradic became an Archiving Technician for Copyseis Ltd., a Seismic data storage and archive/data warehouse. Since 2005 Mr. Zaradic has worked as a Geophysical Technician for Divestco Inc. (Formerly Geo-X Processing) a seismic signal processing, seismic software development and seismic data brokerage company.

Post-Share Exchange

In connection with the Share Exchange, Anthony Zaradic, our former CEO, CFO, President, Secretary, Treasurer and sole director resigned from these positions and the Registrant appointed Hongwei Qu as its President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary and sole Director.

The following table sets forth the name, age, and position of our sole officer and director after the Closing Date.  Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Hongwei Qu	35	President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary and Chairman of the Board of Directors

Hongwei Qu.  Qu became the Registrant’s President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary as of the Closing, and will be the Chairman of the Company’s Board of Directors effective as of the expiration of the ten (10) day period following the filing and mailing of this Information Statement, in compliance with Section 14(f) of the Exchange Act.  Qu is the founder and General Manger and Executive Director of Bohai.  He has significant experience in the medical and pharmaceutical sectors in China, most recently as the founder in 2001 of Yantai Hangwei Medical Trading Co., a company engaged in the wholesale of drugs and medical products and retail of medical devices.  Qu was principally responsible for the acquisition of Bohai in May 2007.  Qu graduated from Shandong Economic University with a bachelor degree.

Item 6.   Executive Compensation.

Bohai Executive Compensation Summary

The following table sets forth all cash compensation paid by Bohai, for the year of 2008 and for the six months period ended June 30, 2009.  The table below sets forth the positions and compensations for each officer and director of Bohai.  All the officers were paid in RMB and the amounts reported in this table have been converted from Renminbi to U.S. dollars based on the June 30, 2009 conversion rate of RMB 6.8319 to $1.00.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compens- ation ($)	Total ($)
Hongwei Qu,	2008(1)	$14,480.5	$5,321.79	—	—	—	—	—	$19,802.25
General Manger and Executive Director	2009(2)	$14,644.5	$4,910.78						$19,555.28

(1)           For the fiscal year ended June 30, 2008.
(2)           For the fiscal year ended June 30, 2009.

Link Executive Compensation Summary

Since inception we have never paid to our existing officers any salary or consulting fees.

Option/SAR Grants in Last Fiscal Year

We did not grant any stock options to our executive officers or directors from inception through the date of this Memorandum.

Director Compensation

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Employment Contracts

We presently do not have any employment agreements or other compensation arrangements with Mr. Qu.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Link

During 2008 and 2009, and as of the dated hereof, there is no related party transaction known to the Registrant to identify in this section.

Bohai

Reorganization Related Transactions

Chance High owns 100% of the issued and outstanding capital stock of WFOE, a wholly foreign owned enterprise incorporated under the laws of the PRC.  On December 7, 2009, WFOE entered into the VIE Agreements with Bohai, a company incorporated under the laws of the PRC, and its three shareholders (the principal shareholder being Mr. Qu, Bohai’s executive director), in which WFOE effectively assumed management of the business activities of Bohai and has the right to appoint all executives and senior management and the members of the board of directors of Bohai.  The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Proxy Agreement, Equity Pledge Agreement, and Option Agreement, through which WFOE has the right to advise, consult, manage and operate Bohai for an annual fee in the amount of Bohai’s yearly net profits after tax.  Additionally, Bohai’s shareholders have pledged their rights, titles and equity interest in Bohai as security for WFOE to collect consulting and services fees provided to Bohai through an Equity Pledge Agreement. In order to further reinforce WFOE’s rights to control and operate Bohai, Bohai’s shareholders have granted WFOE the exclusive right and option to acquire all of their equity interests in Bohai through an Option Agreement.

Through WFOE, Chance High operates and controls Bohai through the VIE Agreements. WFOE used the contractual arrangements to acquire control of Bohai, instead of using a complete acquisition of Bohai’s assets or equity to make Bohai a wholly-owned subsidiary of WFOE because: (i) PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange transactions, PRC laws require Bohai to be acquired for cash and WFOE was not able to raise sufficient funds to pay the full appraised value for Bohai’s assets or shares as required under PRC laws.

Slow Walk Arrangements

On December 7, 2009, Mr. Qu, who is a PRC citizen, entered into the Call Option Agreement with Mr. Tan, a Singapore passport holder and the sole shareholder of Glory Period.  Under the Call Option Agreement, Mr. Qu shall have right and option to acquire up to 100% shares of Glory Period for nominal consideration within the next 3 years.  The Call Option Agreement also provides that Mr. Tan shall not dispose any of the shares of Glory Period without Mr. Qu’s consent.

Guarantee for the loans with banks by Mr. Qu

Mr. Qu, our Chief Executive Officer and Chairman, is providing a guaranty for Bohai’s loans with Pudong Development Bank Qingdao Branch in a total amount of $2.2 million, or RMB 15 million.

Loans to Mr. Qu

During the quarter ended September 30, 2009, Bohai extended a loan of $1,465,000 to Mr. Qu. The loan is unsecured, interest bearing at 3.93% per annum and has no fixed term of repayment. The loan has been paid back on December 10, 2009.

Other

Other than employment and the foregoing arrangements, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party: (i) any of Bohai’s directors or officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

Board Meetings and Committees

As part of obligations under the Securities Purchase Agreement in connection with the Private Placement, the Registrant will be required to appoint a Board of Directors consisting of a majority of “independent” directors (as defined under the Nasdaq Marketplace rules) and one director designated by Euro Pacific, with at least two of such directors being fluent in English within six months of the closing of the Private Placement.  Upon such appointment, the Registrant will seek to form audit and other board committees in a manner consistent with Nasdaq listed companies.

Item 8.  Legal Proceedings.

We have no material proceedings pending nor are we aware of any pending investigation or threatened litigation by any third party.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Quotations fort the Common Stock of the Registrant are included in the FINRA’s Over the Counter Bulletin Board system under the symbol “LNKR.OB”. There have been no trades in the common stock of the Registrant since listing on the OTC Bulletin Board since October 31, 2008. The absence of any transactions in the common stock indicates there is no established trading market for the Common Stock.

Since inception, no dividends have been paid on the common stock. The Registrant intends to retain any earnings for use in its business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future. Although the Registrant intends to retain its earnings, if any, to finance the exploration and growth of its business, its Board of Directors shall have the discretion to declare and pay dividends in the future.  Payment of dividends in the future will depend upon the earnings, capital requirements, and other factors of the Registrant, which the Board of Directors may deem relevant.

Item 10.  Recent Sales of Unregistered Securities.

Reference is made to Item 3.02 for a description of the Share Exchange Agreement and the Securities Purchase Agreement.

Item 11.  Description of Registrant’s Securities to be Registered.

The Registrant’s Common Stock was registered under the Exchange Act pursuant to a Form 8-A (File Number 000-53401) that was filed on September 4, 2008.

As of the date of this Current Report, the Registrant is authorized to issue 150,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share.  There are no outstanding shares of preferred stock.  Prior to the Share Exchange, 3,450,000 shares of Common Stock were issued and outstanding.  In connection with the Share Exchange, 1,500,000 shares of Common Stock held by Anthony Zaradic will be cancelled and 200,000 shares of Common Stock will be issued to the holders of the Company’s outstanding notes (in the aggregate amount of $400,000).

Description of Common Stock.  The Registrant’s Common Stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Except as otherwise required by law, the holders of Common Stock will possess all voting power.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy.  Holders of Common Stock representing thirty three and one-third percent (33 1/3%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of the outstanding shares of Common Stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.  The Company’s Articles of Incorporation do not provide for cumulative voting in the election of directors.  Holders of Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Common Stock.

Item 12.  Indemnification of Officers and Directors.

The current bylaws of the Registrant provides that the Board of the Registrant shall cause the Registrant to indemnify a current or former director, officer and Secretary of the Registrant, or a current or former director, officer and Registrant of a corporation of which the Registrant is or was a shareholder and the heirs and personal representative of any such person against all costs, charges and expenses to settle an action, judgment or proceeding to which they are made a party by reason of their position of director or officer of the Registrant.

The Registrant is permitted by the Bylaws to purchase and maintain insurance for any director, officer, employee or agent of the Registrant or as a director, officer, employee or agent of the Registrant of which the Registrant is or was a shareholder and his or her heirs or personal representatives against a liability incurred by him as a Director, officer, employee or agent.

Our company is incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes provides that discretionary indemnification under Section 78.7502 unless ordered by a court or advanced pursuant to subsection 2 of section 78.751, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors - who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officeers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS Section 78.751:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 78.7502 or for the advancement of expenses made pursuant to subsection 2 of section 78.751, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 13.  Financial Statements and Supplementary Data.

See Item 9.01 of this Form 8-K for the financial statements required hereunder.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.  Financial Statements and Exhibits.

The exhibits are listed and described in Item 9.01 of this Form 8-K.

Item 3.02 Unregistered Sale of Equity Securities

Pursuant to the Share Exchange Agreement, the Registrant issued 13,162,500 ordinary shares to Chance High Shareholders in exchange for 100% of the outstanding shares of Chance High.  Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) of the Securities Act and met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Pursuant to the Securities Purchase Agreement, the Registrant issued to the Investors a total of 6,000,000 Units for $12 million with each Unit consisting of a unsecured $2 principal amount Notes payable 24 months from January 5, 2010 with an interest rate of 8% per annum payable quarterly in arrears, and a three year Warrant to purchase one share of Common Stock.  The Notes and Warrants were not registered under the Securities Act.  The issuance of these securities was exempt from registration under Regulation D and Section 4(2) of the Securities Act.  The Registrant made this determination based on the representations of Investors, which included, in pertinent part, that such Investors were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such Investors were acquiring the Notes and Warrants for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Investors understood that the Notes and Warrants may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Outstanding Convertible Notes.  On June 15, 2009, the Registrant issued four convertible notes for an aggregate of $400,000, which notes were amended on August 7, 2009.  The principal of such notes shall, automatically and without any action on the part of the holders, convert into one share of Common Stock for each two dollars converted, upon the occurrence of Change in Control as defined in the notes. All of such outstanding convertible notes were converted into Common Stock upon the Share Exchange, resulting in the issuance of 200,000 shares of Common Stock.

Notes Issued in Connection with the Private Placement.  In connection with the Private Placement, the Registrant offered and sold $12,000,000 worth of Notes convertible into 6,000,000 shares of Common Stock.  The issuance of the Notes was not registered under the Securities Act as such issuance was exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

The Notes are unsecured, payable 24 months from the date of Closing with an interest rate of 8% per annum payable quarterly in arrears.  The Registrant has placed in escrow with the Escrow Agent an amount of the proceeds of the Private Placement equal to one quarter worth of interest payments on the Notes to secure prompt interest payments, or $240,000.  Until such time as 75% of the Notes are converted into shares of Common Stock, if such escrow is depleted in order to make interest payments, Bohai will replenish such escrow amount.  At the option of the holder, the Notes may be converted into Common Stock at a price of $2.00 per share, which conversion price is subject to customary weighted average and stock based anti-dilution protection.

The Notes contains standard events of default, including: (i) failure to file the Registration Statement (as defined in Item 1.01 of this Current Report) with the SEC within the prescribed period; (ii) failure to have the Registration Statement deemed effective by the SEC within the prescribed period; (iii) failure to maintain the effectiveness of the Registration Statement thereafter; (iv) nonpayment of principal or interest; (v) termination of registration or suspension of reporting obligations under the Exchange Act, suspension from trading on the OTCBB (or an exchange), or failure to file reports with the SEC on a timely basis as required by the Exchange Act; (vi) material breach of representations, warranties and other obligations under the transaction documents associated with the Securities Purchase Agreement; (vii) enforcement proceedings; (viii) cross default and cross acceleration; (ix) insolvency, winding up and other market standard analogous events; (x) moratorium and nationalization; (xi) proceedings against the Company or its consolidated subsidiaries with potential loss/damage of U.S.$5 million or more; and (xii) illegality of Notes under any applicable law.

The Notes also contain customary affirmative and negative covenants of the Registrant, including negative covenants which restrict the Registrant’s ability to do the following without the consent of Euro Pacific, as representative of the Investors: (i) incur, or permit to exist, any indebtedness  for borrowed money in excess of (A) US$10,000,000 during the twelve (12) month period beginning on January 5, 2010, or (B) US$15,000,000 during period beginning on January 5, 2010 and ending on January 5, 2012 (the maturity date of the Notes), except in the ordinary course of the Registrant’s business; (ii) lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any person or entity in excess of US$2,000,000 except: (A) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (B) accounts receivable arising out of sales in the ordinary course of business; and (C) inter-company loans between and among the Registrant and its subsidiaries; (iii) pay dividends or make any other distribution on shares of the capital stock of the Registrant; (iv) create, assume or permit to exist, any lien on any of the Registrant’s property or assets now owned or hereafter acquired, subject to existing liens and certain exceptions; (v) assume guarantees, subject to certain exceptions; (vi) engage in “sale-leaseback” transactions, subject to certain exceptions; (vii) make capital expenditures in excess of US$5,000,000 in any fiscal year, subject to certain exceptions; and (viii) materially alter the Registrant’s business.

Warrants.  The Warrants to purchase Common Stock were issued in conjunction with the Private Placement.  The Registrant offered and sold Warrants to purchase 6,000,000 shares of Common Stock.  The issuance of the Warrants was not registered under the Securities Act as such issuance was exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.  Each Warrant entitles the holder to purchase one share of Common Stock.  The Warrants shall be exercisable in whole or in part, at an initial exercise price per share of $2.40, which exercise price is subject to customary weighted average and stock based anti-dilution protection.  The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the third anniversary of the closing of the Private Placement.  The Warrants shall not be redeemable.

In the event of the Registrant’s liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of assets of the Registrant.  In addition, holders of Warrants do not have voting, pre-emptive, subscription or other rights of stockholders in respect of the Warrants, nor shall the Holders be entitled to receive dividends.

The above description of Notes and Warrants is qualified in its entirety by reference to the actual agreement, a copy of which is filed as Exhibit 4.1 and 4.2 hereto and incorporated herein by reference.

In connection with the Private Placement, on January 5, 2010, the Registrant issued to affiliates of Euro Pacific and to Chardan Capital Markets, LLC (“Chardan”) three-year warrants (the “Agent Warrants”) to purchase 600,000 shares of Common Stock at an exercise price of $2.40 per share.  31,500 placement agent warrants were issued to Chardan and 568,500 placement agent warrants were issued to affiliates of Euro Pacific.  The Agent Warrants are substantially identical to the Warrants issued to the Investors in the Private Placement, except that such warrants may not be exercised until June 5, 2010.  Such issuance of the Agent Warrants was not registered under the Securities Act.  The issuance of the Agent Warrants was exempt from registration under Section 4(2) of the Securities Act.  In addition, for their services as placement agents, the Registrant paid cash fees of $1.2 million in the aggregate to Euro Pacific and Chardan.  The Registrant also agreed to indemnify the Euro Pacific and Chardan against certain liabilities, including liabilities under the Securities Act.   The Agent Warrants will have registration rights identical to the registration rights afforded to the Investors of the Notes and Warrants.

From and after the closing of the Private Placement, if the Registrant decides to engage any placement agent, underwriter or investment bank on a fee basis in connection with any private placement of securities of the Registrant or its affiliates and executive officers (a “Subsequent Offering”) for a period of twelve (12) months from the date of the closing of the Private Placement, the Registrant shall give prompt written notice of such an event to Euro Pacific, and Euro Pacific shall be entitled to a 5 day right of first refusal, beginning on the day Euro Pacific receives such written notice from the Registrant of such Subsequent Offering, to act as agent or manager for such private placement.  In addition, Euro Pacific shall be entitled 10.0% of the gross proceeds received by the Registrant, with respect to any equity or equity-linked financing transactions with any Investor introduced to the Registrant by Euro Pacific within twelve (12) months from the closing of the Private Placement.

Item 5.01  Changes in Control of Registrant

As explained more fully in Item 2.01, in connection with the Exchange Agreement on January 5, 2010, the Registrant issued 8,942,602 new shares of its Common Stock, or 55.0% of the issued and outstanding shares of Common Stock following the Share Exchange to Glory Period Limited. Immediately following the closing of the Private Placement, the shares of the Registrant’s Common Stock issued to Glory Period were 40.22% of the Registrant’s issued and outstanding shares on an as if converted basis, but not taking into account any exercise of the Warrants or the Agent Warrants.

In connection with the closing of the Share Exchange and as explained more fully in the above Item 2.01 and Item 5.02 below, Anthony Zaradic resigned from his position as sole director and officer of the Registrant upon Closing.  Further, in connection with the resignation of Anthony Zaradic, Hongwei Qu was appointed as the sole officer of the Registrant effective as of the Closing and will be formally appointed as sole director of the Registrant upon effectiveness of an information statement required by Rule 14f-1 promulgated under the Exchange Act, which was filed on January 6, 2010.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a)           Resignation of Directors and Officers

Upon effectiveness of an information statement required by Rule 14f-1 promulgated under the Exchange Act, Anthony Zaradic resigned as sole director, CEO, CFO, President, Secretary, and Treasurer of the Registrant.  There was no disagreement between Anthony Zaradic and the Registrant.

(b)           Appointment of Directors and Officers

Upon effectiveness of an information statement required by Rule 14f-1 promulgated under the Exchange Act, the following person was appointed as our director and officer:

Name	Age	Position
Hongwei Qu	35	President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary and Chairman of the Board of Directors

Hongwei Qu.  Qu became the Registrant’s President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary as of the Closing, and will be the Chairman of the Company’s Board of Directors effective as of the expiration of the ten (10) day period following the filing and mailing of this Information Statement, in compliance with Section 14(f) of the Exchange Act.  Qu is the founder and General Manger and Executive Director of Bohai.  He has significant experience in the medical and pharmaceutical sectors in China, most recently as the founder in 2001 of Yantai Hangwei Medical Trading Co., a company engaged in the wholesale of drugs and medical products and retail of medical devices.  Qu was principally responsible for the acquisition of Bohai in May 2007.  Qu graduated from Shandong Economic University with a bachelor degree.

(c)           Employment Agreements

We currently do not have an employment agreement with Mr. Qu.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Registrant has determined that it will change its fiscal year from May 31 to June 30 and that such change will be reflected in the Registrant’s Quarterly Report on Form 10-Q for the Registrant’s second fiscal quarter ended December 31, 2009.

Item 5.06  Change in Shell Company Status.

As explained more fully in Item 2.01 above, the Registrant was a “shell company” (as such term defined in Rule 12b-2 under the Exchange Act) immediately before the Closing of the Share Exchange. As a result of the Share Exchange, Chance High became wholly owned subsidiary and Bohai became the main operational business of the Registrant, which is no longer a shell company. Reference is made to Item 2.01 for a more complete description of the transaction and the business of the Registrant subsequent to the Closing date.

Item 9.01  Financial Statements and Exhibits

(a)	Financial statements of the business acquired.

The audited financial statements of Bohai ended June 30, 2009 and 2008 and for the years then ended and the unaudited financial statement for the three months ended September 30, 2009 and 2008 and for the quarter then ended and related footnotes are attached hereto as Exhibit 99.2 and Exhibit 99.3 respectively and are incorporated herein by reference.  The Registrant will file the pro forma financial information required by Item 9.01 to Form 8-K via amendment to this Current Report on Form 8K. The following is an index to such financial statements:

Exhibit 99.2 - Audited financial statements of Bohai ended June 30, 2009 and 2008 and for the years then ended December 31, 2009 and 2008

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheets as of June 30, 2009 and 2008 (Audited)	F-2

Statements of Income for the Fiscal Years Ended June 30, 2009 and 2008 (Audited)	F-3

Changes in Stockholders’ Equity for the Fiscal Years Ended June 30, 2009 and 2008 (Audited)	F-4

Cash Flows for the Fiscal Years Ended June 30, 2009 and 2008 (Audited)	F-5

Notes to the Financial Statements for the Fiscal Years Ended June 30, 2009 and 2008	F-6

Exhibit 99.3 – Unaudited financial statements of Bohai for three months ended September 30, 2009 and 2008 for the quarter then ended

Balance Sheets as of September 30, 2009 (Unaudited) and June 30, 2009 (Audited)	FA-1

Statements of Income for the Three Months Ended September 30, 2009 and 2008 (Unaudited)	FA-2

Statements of Cash Flow for the Three Months Ended September 30, 2009 and 2008 (Unaudited)	FA-3

Notes to the Financial Statements for the Three Months Ended September 30, 2009 and 2008	FA-4

(b)	Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement, dated January 5, 2010, by and among the Registrant, Chance High and Shareholders of Chance High *
3.1	Articles of Incorporation of the Registrant (1)
3.2	Bylaws of the Registrant (2)
3.3	Certificate of Amendment to Articles of Incorporation (3)
4.1	Form of Note issued to the Investors in the Private Placement, dated January 5, 2010 *
4.2	Form of Warrant issued to the Investors in the Private Placement, dated January 5, 2010 *
4.3	Form of Placement Agent Warrant issued to affiliates of Euro Pacific Capital, Inc. and to Chardan Capital Markets, LLC, dated January 5, 2010 *
10.1	Securities Purchase Agreement, dated January 5, 2010, by and among the Registrant, the Investors in the Private Placement and Euro Pacific Capital, Inc. as representative of the Investors *

10.2	Registration Rights Agreement, dated January 5, 2010, by and among the Registrant and the Investors in the Private Placement *
10.3	Securities Escrow Agreement, dated January 5, 2010, by and among the Registrant, Euro Pacific Capital, Inc., as representative of the Investors, Glory Period Limited and Escrow, LLC, as escrow agent *
10.4	Closing Escrow Agreement, dated December 10, 2009, by and among the Registrant, Euro Pacific Capital, Inc., as representative of the Investors, and Escrow, LLC, as escrow agent *
10.5	Consulting Services Agreement, dated December 7, 2009, between Bohai and the WFOE *
10.6	Operating Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE *
10.7	Voting Rights Proxy Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE *
10.8	Equity Pledge Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE *
10.9	Option Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE *
10.10	Call Option Agreement dated December 7, 2009 *
17.1	Resignation Letter of Anthony Zaradic dated January 5, 2010 *
99.1	Press Release, dated January 5, 2010, announcing the closing of the Share Exchange and the Private Placement *
99.2	Audited financial statements of Bohai ended June 30, 2009 and 2008 and for the years then ended December 31, 2009 and 2008 *
99.3	Unaudited Financial Statements of Bohai for three months ended September 30, 2009 and 2008 and for the quarter then ended *

*	Filed herewith
(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement of Form S-1 (File Number 333-153102), filed on August 20, 2008.
(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement of Form S-1 (File Number 333-153102), filed on August 20, 2008.
(3)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 11, 2010	LINK RESOURCES, INC.

	By:	/s/ Hongwei Qu
		Name:	Hongwei Qu
		Title:	President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary